   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 15, 2000

                                            REGISTRATION STATEMENT NO. 333-34144
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                        PRE-EFFECTIVE AMENDMENT NUMBER 3
                                       TO
                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              VERTICALBUYER, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

                  DELAWARE                                        7389                              98-0216911
          (STATE OF INCORPORATION                     (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
      OR JURISDICTION OF ORGANIZATION)                CLASSIFICATION CODE NUMBER)               IDENTIFICATION NO.)

                            ------------------------

                        405 LEXINGTON AVENUE, SUITE 2505
                            NEW YORK, NEW YORK 10174
                                 (917) 368-8116
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                            TIMOTHY NEIL DAVID ROSEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              VERTICALBUYER, INC.
                        405 LEXINGTON AVENUE, SUITE 2505
                            NEW YORK, NEW YORK 10174
                                 (917) 368-8116
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

       Copies of all communications, including all communications sent to the agent for service, should be sent to:

                            ADAM S. GOTTBETTER, ESQ.
                              JAMES G. SMITH, ESQ.
                       KAPLAN GOTTBETTER & LEVENSON, LLP
                                630 THIRD AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 983-6900

                            ------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                                       PROPOSED
                                                                                   MAXIMUM OFFERING           PROPOSED
                       TITLE OF EACH CLASS                           AMOUNT BEING     PRICE PER          MAXIMUM AGGREGATE
                  OF SECURITIES BEING REGISTERED                      REGISTERED      SHARE(1)           OFFERING PRICE(1)
                  ------------------------------                     ----------       --------           -----------------
Shares of Common Stock............................................     2,050,000          $ 1.00            $ 2,000,000
Shares of Common Stock Underlying "A" Warrant(2)..................     1,000,000            1.00              1,000,000
Shares of Common Stock Underlying "B" Warrant(2)..................     1,000,000            1.00              1,000,000
Shares of Common Stock Underlying "C" Warrant(2)..................     1,000,000            1.00              1,000,000
Shares of Common Stock Underlying "D" Warrants(2).................       225,000            1.00                225,000
"D" Warrants......................................................        75,000            0.00(3)                0.00
Total.............................................................                                          $ 5,225,000
Less Amount Previously Paid.......................................
Amount Due........................................................

                       TITLE OF EACH CLASS                              AMOUNT OF
                  OF SECURITIES BEING REGISTERED                    REGISTRATION FEE
                  ------------------------------                    ----------------
Shares of Common Stock............................................       $  541.20
Shares of Common Stock Underlying "A" Warrant(2)..................          264.00
Shares of Common Stock Underlying "B" Warrant(2)..................          264.00
Shares of Common Stock Underlying "C" Warrant(2)..................          264.00
Shares of Common Stock Underlying "D" Warrants(2).................           59.40
"D" Warrants......................................................            0.00
Total.............................................................       $1,392.60
Less Amount Previously Paid.......................................       $1,392.60
Amount Due........................................................       $    0.00


(1) Estimated for purposes of computing the registration fee pursuant to Rule 457.

(2) Pursuant to Rule 416, there are also being registered such indeterminate number of shares as may become issuable as a result of stock splits, stock dividends or similar events.

(3) Calculated pursuant to Rule 457(f)(2), based on the book value as of June 30, 2000 of the registrant's common stock on a fully diluted basis, less the exercise price of the "D" Warrants.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION. DATED             , 2000.

PROSPECTUS

                              VERTICALBUYER, INC.



                        4,482,514 SHARES OF COMMON STOCK



     This prospectus relates to the resale by the selling stockholders of 4,482,514 shares of our common stock. The selling stockholders may sell the shares from time to time at the prevailing market price or in negotiated transactions. Of the shares offered:



     o 1,332,514 are currently outstanding, and


     o 3,150,000 shares are issuable upon the exercise of warrants currently held by the selling stockholders.

     We will not receive any of the proceeds from the sale of the shares by the selling stockholders.


     In addition to the 4,482,514 shares offered by the selling stockholders, CSP Inc., one of our principal stockholders, is distributing to CSPI stockholders 717,486 shares of our common stock and distributing to CSPI stock option holders 75,000 of our Class D warrants. CSPI may be deemed a statutory underwriter with respect to the distribution of these shares and Class D warrants offered to CSPI's securityholders.




Our common stock trades on the Over-the-Counter Bulletin Board under the symbol "VERB".


     AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 6.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus is                   , 2000.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
Prospectus Summary.........................................................................................      3
Risk Factors...............................................................................................      6
Cautionary Note Regarding Forward Looking Information......................................................     15
Use of Proceeds............................................................................................     16
Capitalization.............................................................................................     16
Dividend Policy............................................................................................     16
Management's Discussion and Analysis of Financial Condition
  and Results of Operations................................................................................     17
Business...................................................................................................     20
  Our Business.............................................................................................     20
  Our Strategy.............................................................................................     21
  Our Websites.............................................................................................     21
  Marketing................................................................................................     23
  Competition..............................................................................................     23
  Employees................................................................................................     23
  Facilities...............................................................................................     23
Management.................................................................................................     24
Certain Related Party Transactions.........................................................................     27
Principal Stockholders.....................................................................................     27
Description of Securities..................................................................................     29
Selling Stockholders.......................................................................................     32
Plan of Distribution.......................................................................................     33
Shares Eligible for Future Sale............................................................................     35
Where You Can Find More Information........................................................................     35
Legal Proceedings..........................................................................................     35
Legal Matters..............................................................................................     35
Experts....................................................................................................     35
Index to Financial Statements..............................................................................     36
Financial Statements.......................................................................................    F-1

                            ------------------------

     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information in this prospectus including our financial statements and notes to those statements appearing elsewhere in this prospectus. This prospectus contains forward-looking statements based on current expectations of our company and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the factors described in the "Risk Factors" section and elsewhere in this prospectus.

     We have launched both an information website and an auction website dedicated to the commercial lighting industry. We refer to these kinds of websites as vertical portals, as they are gateways to companies in particular industries to buy and sell products and services and to receive current industry information. We have also launched similar websites including a website dedicated to small business finance. We presently generate revenues from advertising and anticipate generating revenues in the future primarily from commissions based upon transactions carried out on our auction websites.

     Our current portfolio consists of the following sites:

     o Lightseek.com--sponsored by Philips Lighting, GE Lighting and Osram as a portal site for lighting designers, architects and electrical contractors.

     o LightingBuyer.com--recently launched as a global marketplace for the commercial lighting industry.

     o LightingNews.com--sponsored by Philips Lighting as a news wire service for the world lighting industry.

     o FinanceBuyer.com--the product of a strategic alliance with SierraCities, an online bank, providing online financing for small businesses.

     o VoiceDataNews.com--an on-line news service for the global voice data industry.

     o ElectricalTimes.com--an on-line news service for the global electrical industry.

     We intend to continue the development of our portfolio of information and business exchange websites in the following vertical sectors:

o Electrical                                    o Shipping
o Construction                                  o Automotive
o Aviation/Aerospace                            o Marine

     Our management has an extensive background in marketing, publishing, software development, corporate finance and emerging public company management.

     VerticalBuyer, Inc., is a newly-formed company. Lightseek Limited, our wholly-owned subsidiary, was owned substantially by our founders, Tim Rosen, our President, and Leslie Kent, our Chief Financial Officer. Messrs. Rosen and Kent had personally financed Lightseek since its inception in 1998. In order to gain further funding, to establish an alliance with an established e-commerce company and to move the center of its operations from the United Kingdom to the United States, we acquired Lightseek and shortly thereafter, sold 2,000,000 shares of our common stock and 3,075,000 common stock purchase warrants to CSPI, Inc., a software development company, for $2 million. Messrs. Rosen and Kent own an aggregate of 13,950,000 shares out of 16,675,000 shares outstanding.

                                  THE OFFERING


Shares offered by the selling
  stockholders............................  4,482,514 shares of common stock

Common stock outstanding..................  16,675,000 shares

Common stock outstanding after exercise of
  outstanding warrants....................  19,900,000 shares

Use of proceeds...........................  The selling stockholders will receive the net proceeds from the sale of shares. We will receive none of the proceeds from the sale of the shares offered by this prospectus. We will use the net proceeds from the exercise of warrants for general corporate and working capital purposes.

Proposed OTCBB symbol.....................  "VERB"

                         SUMMARY FINANCIAL INFORMATION


                                                               SIX MONTHS ENDED              PERIOD ENDED
                                                               JUNE 30, 2000(1)          DECEMBER 31, 1999(2)
                                                              ------------------     ----------------------------
                                                                  ACTUAL               ACTUAL        PRO FORMA
                                                              ------------------     -----------     ------------
STATEMENT OF INCOME DATA:
Net revenues...............................................      $     24,545        $    21,945       $ 21,945
Gross profit...............................................             1,535                (80)           (80)
Income (loss) from operations..............................          (609,711)           (25,273)       (25,273)
Net income (loss)..........................................          (582,242)           (25,273)       (25,273)
Net income (loss) per share(3):
  Basic....................................................      $      (0.03)       $     (0.00)
  Weighted average shares--basic...........................        16,625,000         16,625,000
Diluted(3).................................................      $      (0.03)       $     (0.00)
Weighted average shares--diluted...........................        16,625,000         16,625,000


------------------

(1) This Statement of Income Data reflects the consolidated results of VerticalBuyer and Lightseek for the six months ended June 30, 2000.

(2) This Statement of Income Data reflects the operations of Lightseek Limited for the period from inception (May 13, 1999) through December 31, 1999. The pro-forma column reflects the consolidated results of VerticalBuyer and Lightseek as if the acquisition had occurred on December 31, 1999.

(3) Pro-forma diluted loss per share excludes the 3,225,000 shares of common stock underlying the warrants since the exercise of such warrants would be antidilutive.


                                                                               AS OF          AS OF DECEMBER 31, 1999
                                                                           JUNE 30, 2000    ---------------------------
                                                                           -------------                  PRO FORMA
                                                                           CONSOLIDATED     LIGHTSEEK     AFTER CSPI
                                                                           VERTICALBUYER     LIMITED     ACQUISITION(1)
                                                                           -------------    ---------    --------------
BALANCE SHEET DATA:
Cash and cash equivalents...............................................    $ 1,182,527     $      --      $1,860,000
Working capital.........................................................      1,031,752       (62,311)      1,797,689
Total assets............................................................      1,471,168        47,809       1,907,809
Debt and leases, long-term portion......................................             --            --              --
Total stockholders' equity..............................................    $ 1,254,850     $ (23,658)     $1,836,342


------------------

(1) This pro-forma "After CSPI Acquisition" column represents the consolidated accounts of VerticalBuyer and Lightseek as if VerticalBuyer's acquisition of Lightseek and CSPI's acquisition of 2 million shares of VerticalBuyer's common stock had occurred on December 31, 1999.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occur, our business could be harmed. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU MAY EVALUATE OUR OPERATIONS.

     We were formed in September, 1999 and acquired Lightseek on March 1, 2000. Lightseek was formed in May, 1999. Accordingly, we have limited operating history upon which you may evaluate us. Because our Internet auction site and Internet news portal have only recently been launched and because we have a small customer and advertiser base to date, you may find it difficult to evaluate our future prospects and evaluate our business strategy.

WE ANTICIPATE WE WILL INCUR CONTINUED LOSSES FOR THE FORESEEABLE FUTURE.

     We expect to incur losses for the foreseeable through costs associated with building the infrastructure necessary for our business. Our revenue may not be sufficient to fund these expenses. We may never be profitable or, if we become profitable, we may be unable to sustain profitability.

     We believe that profitability and growth will depend in large part on our ability to do the following:

     o develop our brand name awareness;

     o provide our customers with superior trading experiences; and

     o maintain sufficient transaction volume to attract buyers and sellers.

     Anticipated losses may result from our plan to increase our operating expenses to:

     o increase our sales and marketing operations;

     o broaden our customer support and software capabilities;

     o pursue strategic marketing and distribution alliances; and

     o attract qualified managers for our expanded administrative and commercial functions as well as for possible new acquisitions.

     Some of our expenses are or will be fixed, including non-cancelable agreements, equipment leases and real estate leases. Other expenses will increase as we hire more personnel. If our revenues do not increase, we may not be able to compensate by reducing expenses in a timely manner. Expenses may also increase due to the potential impact of goodwill and other charges from any future acquisitions.

OUR REVENUE MODEL MAY NOT BE SUCCESSFUL.

     Our revenue model calls for the collection of fees for listing products and commissions for effecting sales on our auction website as well as advertising revenues from our information website, www.lightseek.com and our new website, www.lightingnews.com. We can give no assurance that this revenue model will be successful in that sellers will pay commissions pursuant to our present structure or existing advertisers will continue their programs with us or that potential advertisers will choose our sites to promote their products and services. In addition, our revenue model calls for levels of transactions which may not be met.

WE HAVE A LIMITED FINANCIAL HISTORY UPON WHICH YOU MAY EVALUATE OUR FINANCIAL PERFORMANCE.

     Because of our limited financial history, we believe that period-to-period comparisons of our results of operations will not be meaningful in the short term and should not be relied upon as indicators of future performance.

     If we do not generate revenues from our initial target market of lighting manufacturers, distributors and suppliers, or our revenues are lower than we anticipate, the ability of our company to operate as a going concern might be adversely affected.

     To address these risks and uncertainties, we must do the following:

     o maintain and increase our number of registered users, items listed on our service and completed auctions;

     o maintain and grow our website and customer operations;

     o make trading through our service safer for users;

     o maintain and enhance our brand;

     o successfully execute our business and marketing strategy;

     o refine and upgrade our technology and information processing systems;

     o enhance our service to meet the needs of a changing market;

     o provide superior customer service;

     o respond to competitive developments; and

     o attract, integrate, retain and motivate qualified personnel.

OUR ABILITY TO GENERATE AND INCREASE REVENUES IN OUR INITIAL MARKET MAY DEPEND ON THE FACTORS STATED IN OTHER RISK FACTORS AND OTHER ISSUES.

     Generation and increase of revenues in our present markets depends on the following factors, among others:

     o our ability to develop an active base of users which list items for sale and which complete transactions through our service;

     o our ability to keep our website operational and to manage the number of items listed on our service;

     o federal, state or local government regulation;

     o the introduction of new sites, services and products by us and our competitors;

     o the success of our brand building and marketing campaigns;

     o the level of use of the Internet and online services by businesses, and, in particular, the trading of products such as those listed on our present and planned websites;

     o confidence in the security of transactions on our websites;

     o our ability to upgrade and develop our systems and infrastructure to accommodate growth;

     o our ability to attract new personnel in a timely and effective manner;

     o the volume of items listed on our website;

     o technical difficulties or service interruptions;

     o the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure; and

     o general economic conditions and economic conditions specific to the Internet and electronic commerce industries.

     Our failure to implement one or more of these factors may lead to the failure of our business as a whole.

OUR BUSINESS MAY NOT DEVELOP ADDITIONAL REVENUE SOURCES.

     We plan to generate revenues through relationships with strategic partners for the sale of assets and services to particular industries. To generate significant revenues from Internet business-to-business e-commerce, we will have to continue to build these business relationships through our contacts and the expertise of our current or future personnel. We may not be able to form new strategic alliances due to a lack of sufficient financial resources or expertise in a newly targeted industry. If we are not able to build these relationships with strategic partners, we will have difficulty developing additional businesses to generate revenues.

WE MAY HAVE DIFFICULTY IN OBTAINING ADDITIONAL FUNDING, IF REQUIRED.

     Although we believe that the funds to be raised through warrant exercise will be sufficient for our needs for the foreseeable future, if additional funds are needed, we may have difficulty obtaining them, and we may have to accept terms that would adversely affect our shareholders. For example, the terms of any future financings may impose restrictions on our right to declare dividends or on the manner in which we conduct our business. Also, lending institutions or private investors may impose restrictions on future decisions by us to make capital expenditures, acquisitions or asset sales.

     We may not be able to locate additional funding sources at all or on acceptable terms. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our services to customers, take advantage of future opportunities for strategic alliances within a particular industry, grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.

ACQUISITIONS AND NEW STRATEGIC ALLIANCES MAY DISRUPT OR OTHERWISE HAVE A NEGATIVE IMPACT ON
OUR BUSINESS.

     We plan to make investments in complementary companies, technologies and assets. Future acquisitions are subject to the following risks, among others:

     o acquisitions may cause a disruption in our ongoing business, distract our management and make it difficult to maintain our standards, controls and procedures;

     o we may acquire companies or make strategic alliances in markets in which we have little experience;

     o we may not be able to successfully integrate the services, products and personnel of any acquisition or new alliance into our operations;

     o we may be required to issue equity securities to pay for acquisitions, which may be dilutive to existing stockholders; and

     o our acquisitions may not result in any return on our investment and, as a result, we may lose our entire investment.

OUR SUCCESS IS DEPENDENT ON RETAINING OUR CURRENT KEY PERSONNEL AND ATTRACTING ADDITIONAL PERSONNEL, PARTICULARLY IN THE AREAS OF SALES, TECHNICAL SERVICES AND CUSTOMER SUPPORT.

     We believe that our success will depend on continued employment of our senior management team, particularly Tim Rosen, our President, and Leslie Kent, our Chief Financial Officer, and other key technical personnel for the development of our on-line services and our ability to attract businesses to use our on-line websites for the effective management, purchase and sale of equipment, inventory and assets. Their experience in e-commerce asset management, sales and procurement is important to the establishment of business in the various industries in which we hope to develop e-commerce sites. We do not maintain key-man life insurance on any of our personnel.

     Our success also depends on having a highly trained sales force, telephone sales group and technical and customer support personnel. We will need to hire personnel as our business grows. A shortage in the number of trained sales, technical and customer support personnel in the on-line service industry could limit our ability to increase sales and to sell services. Competition for personnel, particularly for employees with technical expertise, is intense. New hires also frequently require extensive training before they achieve desired levels of productivity. If we cannot hire and retain suitable personnel, we may not be able to expand and develop new business to business online communities effectively or support those that are developed, resulting in loss of customers and revenues.

MARKETING AND DISTRIBUTION ALLIANCES MAY NOT GENERATE THE EXPECTED NUMBER OF NEW CUSTOMERS OR MAY BE TERMINATED.

     We intend to use marketing, distribution and strategic trade group alliances with other Internet companies to create traffic on our on-line business communities and, consequently, to generate revenues. These marketing and distribution alliances will allow us to link our on-line websites to Internet search engines and other websites. The success of these relationships depends on the amount of increased traffic we receive from the alliance partners' websites.

     We may have difficulty entering into marketing and distribution alliances. These arrangements may not generate the number of new customers we expect. We also cannot assure you that we will be able to enter into these marketing and distribution alliances or renew any marketing and distribution alliance agreements that we are able to establish. If we are unable to establish these alliances or if any of these agreements is terminated, the traffic on our on-line websites might not grow and could decrease.

COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR BUSINESS.

     The market for business to business trading over the Internet is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. Barriers to entry are relatively low, and current and new competitors can launch new sites at a relatively low cost using commercially available software.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH OTHER PROVIDERS OF E-COMMERCE SERVICES.

     We believe that the strongest potential competition does not come from traditional service groups but rather the evolution of the Internet and the types of business-to-business service providers that such evolution will create. As applications for business-to-business e-commerce begin to proliferate and mature, we will continue to compete with other technology companies and traditional service providers that seek to integrate on-line business technologies with their traditional service mix.

     Competition for Internet products and services and electronic business commerce is intense. We expect that competition will continue to intensify. Barriers to entry are minimal, and competitors can launch new websites at a relatively low cost. We expect that additional companies will establish competing on-line business communities on a stand-alone basis.

     E-commerce applications are in the early stages of development. Currently, the principal focus of e-commerce business-to-business groups is to provide information and generate revenues from advertising. As e-commerce evolves, however, we expect that other entrepreneurs and large, well-known leaders in specific industries will create other niche business-to-business services that may compete with our services.

     These large industry leaders, particularly major original equipment manufacturers, would have better name recognition in the markets that we may target. We also expect competition from large consulting firms and software solution providers, which have begun developing e-commerce applications for their existing clients. The larger financial resources of these competitors may enable them to market to potential buyers and sellers of equipment, inventory, parts and other assets and launch more widespread marketing campaigns that would make it more difficult for us to compete.

WE MUST KEEP PACE WITH RAPID TECHNOLOGICAL CHANGE TO REMAIN COMPETITIVE.

     The market in which we compete is characterized by rapidly changing technology, evolving industry standards, frequent new service and product introductions and enhancements and changing customer demands. These market characteristics are worsened by the emerging nature of the Internet and the apparent need of companies from a multitude of industries to offer web-based products and services. Our future success therefore will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service. Our failure to adapt to such changes would harm our business.

THERE ARE MANY RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

     As we expand internationally, we are subject to risks of doing business internationally, including the following:

     o regulatory requirements that may limit or prevent the offering of our services in local jurisdictions;

     o legal uncertainty regarding liability for the listings of our users, including less Internet friendly basic law and unique local laws;

     o government-imposed limitations on access to the Internet;

     o difficulties in staffing and managing foreign operations;

     o longer payment cycles, different accounting practices and problems in collecting accounts receivable;

     o political instability;

     o seasonal reductions in business activity;

     o potentially adverse tax consequences; and

     o administrative burdens in collecting local taxes, including value-added taxes.

     To the extent we expand our international operations and have additional portions of our international revenues denominated in foreign currencies, we also could become subject to increased difficulties in collecting accounts receivable and risks relating to foreign currency exchange rate fluctuations.

REGULATIONS REGARDING THE INTERNET MAY BE ENACTED WHICH COULD IMPEDE OUR
BUSINESS.

     The future success of our business is dependent on our ability to use an effective Internet marketing strategy. Because the original role of the Internet was to link the government's computers with academic institutions' computers, the Internet was historically administered by organizations that were involved in sponsoring research. Private parties have assumed larger roles in the enhancement and maintenance of the Internet infrastructure. Therefore, it is unclear what organization, if any, will govern the administration of the Internet in the future, including the authorization of domain names.

     The lack of an appropriate organization to govern the administration of the Internet infrastructure and the legal uncertainties that may follow pose risks to the commercial Internet industry and our specific website business. In addition, the effective operation of the Internet and our business is also dependent on the continued mutual cooperation among several organizations that have widely divergent interests, including the government, Internet service providers and developers of system software and software language. These organizations may find that achieving a consensus may become difficult, impossible, time-consuming and costly.

     Although we are not subject to direct regulation in the United States other than federal and state business regulations generally, changes in the regulatory environment could result in the Federal Communications Commission or other United States regulatory agencies directly regulating our business. Additionally, as Internet use becomes more widespread internationally, there is an increased likelihood of international regulation.

     We cannot predict whether or to what extent any new regulation affecting e-commerce will occur. New regulation could increase our costs. For example, we do not collect sales or other similar taxes with respect to the equipment, inventory and other products sold through our on-line communities. One or more states may seek to impose sales tax collection obligations on out-of-state companies like ours that engage in or facilitate e-commerce. State and local governments have made proposals that would impose additional taxes on the sale of goods and services over the Internet. A successful assertion by one or more states or any foreign country that we should collect sales and other taxes on the exchange of equipment, inventory and other goods on our system could increase costs that we could have difficulty recovering from users of our websites.

     Governmental agencies and their designees regulate the acquisition and maintenance of web addresses generally. For example, in the United States, the National Science Foundation had appointed Network Solutions, Inc. as the exclusive registrar for the website names, known as generic top-level addresses, ending in .com, .net and .org. Although Network Solutions no longer has exclusivity, it remains the dominant registrar. The regulation of web addresses in the United States and in foreign countries is subject to change. As a result, we may not be able to acquire or maintain relevant web addresses in all countries where we conduct business that are consistent with our brand names and marketing strategy. Furthermore, the relationship between regulations governing website addresses and laws protecting trademarks is unclear.

WE MAY FACE INCREASED ACCESS COSTS FROM BROWSER PROVIDERS AND INTERNET DISTRIBUTION CHANNELS.

     Leading website, browser providers and other Internet distribution channels may begin to charge us to provide access to our products and services which would increase our cost of doing business.

IF WE CANNOT PROTECT OUR TRADEMARKS AND DOMAIN NAMES WE MAY NOT BE ABLE TO MAINTAIN FUTURE BUSINESS.

     Proprietary rights are important to our success and our competitive position. We intend to apply for federal registration of "Lightseek.com" and "LightingBuyer.com" as service marks for use in connection with our electronic commerce services.

     Although we seek to protect our proprietary rights, our actions may be inadequate to protect any trademarks and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. We may not be able to protect our domain names for our on-line industry-specific websites as trademarks because those names may be too generic or perceived as describing a product or service or its attributes rather than serving a trademark function.

     If we are unable to protect our proprietary rights in trademarks, service marks and other indications of origin, competitors will be able to use names and marks that are identical or sufficiently similar to ours to cause confusion among potential customers between us and our services and our competitors and their services. This confusion may result in the diversion of business to our competitors or the loss of potential or existing customers. Also, to the extent competitors using identical or similar marks have problems with the quality of their services, this confusion may injure our reputation for quality.

     Litigation against infringers of our service marks, trademarks and similar rights may be expensive. Because of the difficulty in proving damages in trademark litigation, we may have difficulty in recovering damages should we elect to bring an action against infringers of our marks.

WE MAY ENCOUNTER LEGAL AND FINANCIAL RISKS IN PROTECTING OUR COPYRIGHTS AND PATENTS.

     While we seek to protect our text, designs and other works of authorship by copyright, we may not be able to detect all possible infringements. Also, copyright protection does not extend to functional features of software and will not be effective to prevent third parties from duplicating our software's capabilities through engineering research and development. The global nature of the Internet makes it impossible to control the ultimate destination of our work and our copyrights and trademarks may receive limited or no protection in some countries.

OUR SOFTWARE MAY INFRINGE ON THE RIGHTS OF THIRD PARTIES.

     We have not conducted searches to determine if our software infringes on any patents of third parties. If our software is found to infringe on the rights of a third party, the third party could require us to pay royalties for past use and for continued use, or to modify or replace the software to avoid infringement. We cannot assure you that we will be able to modify or replace our software. In addition, claims brought by or against us could subject us to costly litigation and the diversion of our technical and management personnel.

CONCERNS REGARDING SECURITY OF TRANSACTIONS AND TRANSMITTING CONFIDENTIAL INFORMATION OVER THE
INTERNET MAY NEGATIVELY IMPACT OUR E-COMMERCE BUSINESS.

     We believe that concern regarding the security of confidential information transmitted over the Internet, including, for example, business and supply requirements, credit card numbers and other forms of payment methods, prevents many potential business customers from engaging in online transactions. If we do not add sufficient security features to future product releases, our services may not gain market acceptance or we may face additional legal exposure.

     Our infrastructure is potentially vulnerable to physical or electronic break-ins, computer viruses, hackers or similar problems caused by employees, customers or other Internet users. If a person circumvents our security measures, that person could misappropriate proprietary information or cause interruptions in our operations. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. These risks may require us to make investments and efforts to protect against or remedy security breaches, which would increase the costs of maintaining our websites.

WE MAY BE SUBJECT TO LEGAL LIABILITY FOR PUBLISHING OR DISTRIBUTING CONTENT OVER THE INTERNET.

     We may be subject to legal claims relating to the content in our industry-specific on-line websites, or the downloading and distribution of content. The representations as to the origin and ownership of licensed content that we generally obtain may not adequately protect us. In addition, we draw some of the content provided in our on-line business communities from data compiled by other parties, including governmental and commercial sources. This data may contain errors.

WE DEPEND ON THE CONTINUOUS INTRODUCTION OF ENHANCED SOFTWARE CAPABILITIES AND EXPANSION OF OUR SOFTWARE SERVICES, WHICH WE MAY NOT BE ABLE TO PROJECT ACCURATELY.

     As traffic in our on-line businesses increases, we must upgrade our technology, transaction processing systems and network hardware and software. In addition, we may not be able to expand and upgrade our systems and network hardware and software capabilities to accommodate increased use of our on-line businesses. If we do not appropriately upgrade our systems, network hardware and software on an ongoing basis, we may have difficulty retaining our customers and competing effectively.

     The life cycles of the software used to support our e-commerce services are difficult to predict because the market for our e-commerce websites for sales and procurement of equipment, inventory and assets is new and emerging and is characterized by changing customer needs and industry standards. The introduction of on-line products employing new technologies and industry standards could render our existing system obsolete and unmarketable.

OUR BUSINESS MAY BE HARMED BY FRAUDULENT ACTIVITIES ON OUR WEBSITE.

     Our future success will depend largely upon sellers reliably delivering and accurately representing their listed goods and buyers paying the agreed purchase price. While we can suspend the accounts of users who fail to fulfill their obligations to other users, we do not have the ability to require users to make payments or deliver goods or otherwise make users whole. Any negative publicity generated as a result of fraudulent or deceptive conduct by users of our service could damage our reputation and diminish the value of our brand name.

THE INABILITY TO EXPAND OUR SYSTEMS MAY LIMIT OUR GROWTH.

     We seek to generate a high volume of traffic and transactions on our service. The satisfactory performance, reliability and availability of our website, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain large numbers of users. Our revenues depend on the number of items listed by users, the volume of user auctions that are successfully completed and the final prices paid for the items listed. If the volume of traffic on our website or the number of auctions being conducted by customers continues to increase, we will need to expand and upgrade our technology, transaction processing systems and network infrastructure. We may not be able to accurately project the rate or timing of increases, if any, in the use of our service or to timely expand and upgrade our systems and infrastructure to accommodate any increases.

SYSTEM FAILURES COULD HARM OUR BUSINESS.

     Our future success, and in particular our ability to facilitate trades successfully and provide high quality customer service, will depend on the efficient and uninterrupted operation of our computer and communications hardware and software systems, which are, in general, operated and maintained by third parties. Our systems and operations are vulnerable to damage or interruption from a variety of causes. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. We do not have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services. Any damage to or failure of our systems could result in interruptions in our service. Such interruptions will reduce our revenues and profits, and our future revenues and profits will be harmed if our users believe that our system is unreliable.

OUR BUSINESS IS DEPENDENT ON THE DEVELOPMENT AND MAINTENANCE OF THE WEB INFRASTRUCTURE.

     The success of our service will depend largely on the development and maintenance of the Internet infrastructure, including a reliable network backbone with the necessary speed, data capacity and security. Because global e-commerce and the online exchange of information is new and evolving, we cannot predict whether the web will prove to be a viable commercial marketplace in the long term. The web has experienced, and is likely to continue to experience, significant growth in the numbers of users and amount of traffic. If the web continues to experience increased numbers of users, increased frequency of use or increased bandwidth requirements, the web infrastructure may be unable to support the demands placed on it. In addition, the performance of the web may be harmed by increased users or bandwidth requirements.

WE ARE CONTROLLED BY OUR EXECUTIVE OFFICERS AND DIRECTORS.

     Our officers and directors own approximately 86.7% of our outstanding common stock. As a result, they have the ability to control our company and direct our affairs and business, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company and may make some transactions more difficult or impossible without the support of these stockholders. Any of these events could decrease the market price of our common stock.

MANAGEMENT WILL HAVE BROAD DISCRETION OVER ALLOCATION OF PROCEEDS FROM EXERCISE OF THE WARRANTS.

     The net proceeds to us from the exercise of our warrants will be $3,225,000 as all expenses relating to the registration of our shares underlying the warrants are being paid from funds presently in our treasury. We currently have no specific plans for a significant portion of the net proceeds from warrant exercise. Consequently, our management will have the discretion to allocate the net proceeds to uses that stockholders may not deem desirable. We may be unable to yield a significant return on any investment of the proceeds. Substantially all of the proceeds from exercise of our warrants will be invested in short-term, interest-bearing, investment grade government and corporate securities and bank deposits.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD PARTY ACQUISITION OF US DIFFICULT AND COULD DEPRIVE STOCKHOLDERS OF A TAKEOVER PREMIUM FOR THEIR SHARES.

     We are a Delaware corporation. Anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if a change in control would be beneficial to shareholders.

     Our amended certificate of incorporation provides that our board of directors may issue preferred stock without shareholder approval. The issuance of preferred stock could make it more difficult for a third party to acquire us. Our board of directors may issue preferred stock with voting or conversion rights that may have the effect of delaying, deferring or preventing a change of control of us and would adversely affect the market price of VerticalBuyer common stock or voting and other rights of holders of VerticalBuyer common stock.

CSPI'S RIGHT TO APPOINT A MEMBER OF OUR BOARD OF DIRECTORS AND PERCENTAGE OF COMMON STOCK IT WILL OWN IF IT EXERCISES ITS WARRANTS WILL PERMIT IT TO INFLUENCE, IF NOT CONTROL, OUR DIRECTION.


     CSPI has the right to appoint a member of our board of directors while the Class A, Class B and Class C warrants are outstanding. CSPI has exercised this right by appointing its Chairman of the Board, Alexander Lupinetti, to our board. CSPI presently owns 2,000,000 of 16,675,000 outstanding shares of our common stock and will own approximately 4,282,514 shares out of 19,900,000 outstanding, or 22.8%, if all of the warrants are exercised. Under the circumstances, it could influence our operations in a manner contrary to the interests of other stockholders.


FLUCTUATIONS IN OUR QUARTERLY RESULTS MAY ADVERSELY AFFECT OUR STOCK PRICE.

     Our quarterly operating results will likely vary significantly in the future. Our operating results, from time to time, may likely fall below the expectations of our investors or analysts and others who may be following our stock. Our failure to meet these expectations would likely adversely affect the market price of our common stock.

     Our quarterly operating results may vary depending on a number of factors, including:

     o demand of buyers and sellers to use our websites to list and purchase equipment, inventory and parts;

     o actions taken by our competitors, including new product introductions, fee schedules, pricing policies and enhancements;

     o size and timing of sales of our services;

     o our ability to control costs;

     o budget cycles of buyers and sellers of equipment, inventory and parts and changes in these budget cycles; and

     o general economic factors.

OUR COMMON STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE.

     We initially intend that our common stock trade on the Over-the-Counter Bulletin Board. The market price of our common stock is likely to be highly volatile, as the stock market in general, and the market for Internet-related and technology companies in particular, has been highly volatile. Our stockholders may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to this volatility. The trading prices of many technology and Internet-related companies' stocks have reached historical highs within the past 24 months and have reflected relative valuations substantially above historical levels. During the same period, these companies' stocks have also been highly volatile and have recorded lows well below those historical highs. We cannot assure you that our stock will trade at the same levels of other Internet stocks or that Internet stocks in general will sustain their current market prices.

     Factors that could cause this volatility may include, among other things:

     o actual or anticipated variations in quarterly operating results;

     o announcements of technological innovations;

     o new sales formats or new products or services;

     o changes in financial estimates by securities analysts;

     o conditions or trends in the lighting industry;

     o conditions or trends in the Internet industry;

     o changes in the market valuations of other Internet companies;

     o announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;

     o changes in capital commitments;

     o additions or departures of key personnel; and

     o sales of our common stock.

     Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

SHARES ELIGIBLE FOR FUTURE SALES BY OUR CURRENT STOCKHOLDERS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK PRICE.

     If our existing shareholders, particularly Tim Rosen, our President, Leslie Kent, our Chief Financial Officer, and CSPI, our major investor and the holder of most of our warrants, sell in the public market substantial amounts of our common stock, including shares issued on the exercise of outstanding options and warrants, the market price of our common stock could fall.

THE EXERCISE OF WARRANTS WILL DILUTE THE INTERESTS OF OUR STOCKHOLDERS.

     We presently have 16,675,000 shares of our common stock outstanding. If all the warrants are exercised, we will have 19,900,000 shares outstanding. Thus, the percentage of shares owned by all existing stockholders and those who purchase from CSPI or its stockholders who receive our shares as a dividend, will be reduced proportionately as warrants are exercised.

              CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

     This prospectus contains certain financial information and statements regarding our operations and financial prospects of a forward-looking nature. Although these statements accurately reflect our management's current understanding and beliefs, we caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this prospectus. For this purpose, any statements contained in this prospectus which are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as, "may", "will", "intend", "expect", "believe", "anticipate", "could", "estimate", "plan" or "continue" or the negative variations of those words or comparable terminology are intended to identify forward-looking statements. There can be no assurance of any kind that such forward-looking information and statements will be reflective in any way of our actual future operations or financial results, and any of such information and statements should not be relied upon either in whole or in part in connection with any decision to invest in us.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the stockholders' shares offered by this prospectus. All proceeds from the sale of the stockholders' shares will be for the account of the selling stockholders.

     Both gross and net proceeds of warrant exercise will be $3,225,000 as all costs associated with registration of the shares of our common stock underlying the warrants have been or will be paid from funds presently in our treasury. We will use funds raised through warrant exercise for general corporate and working capital needs and, as a result, they are unallocated. Prior to use, all of the proceeds from warrant exercise will be invested in short-term, interest-bearing, investment grade government and corporate securities and bank deposits.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000.

                                                                                  JUNE 30, 2000
                                                                                  -------------
Long-term debt.................................................................    $        --
Stockholders' equity:
Common stock, $.001 par value; authorized 50,000,000 shares, issued and
  outstanding 16,625,000 shares;...............................................         16,625
Preferred stock, $.001 par value; authorized 5,000,000 shares, issued and outstanding -0- .............................................................
                                                                                           ---
Additional paid-in capital.....................................................      1,845,740
Accumulated other comprehensive income.........................................         13,618
Accumulated deficit............................................................       (621,133)
Total stockholders' equity.....................................................      1,254,850
                                                                                   -----------
Total capitalization...........................................................    $ 1,254,850
                                                                                   ===========

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

     We develop and operate business to business Internet e-commerce sites in vertical market sectors. Our initial focus will be in the global commercial lighting market.

     We commenced our operations in May, 1999 as Lightseek Limited, a United Kingdom corporation. Lightseek was acquired by VerticalBuyer, Inc., a Delaware Corporation, on February 24, 2000. We began development of our first website, an information portal called www.lightseek.com, in June 1999. Our business-to-business auction website, www.lightingbuyer.com, commenced operations in February 2000. In February, 2000, we commenced operations of www.financebuyer.com our small business online financing website. Finally, in May, 2000, we launched www.lightingnews.com, a 24 hour/7 day news center for the global commercial lighting industry. Other than Tim Rosen, President, and Leslie Kent, Chief Financial Officer, we presently employ no personnel having outsourced all required activities.

     Most of our present income arises from advertising. However, we anticipate ultimately that most of our income will be derived from fees derived from auction sales.

     We do not charge fees to buyers and, to date, we have chosen not to sell advertising on our auction website. Sellers pay a nominal placement fee to list items for sale. Sellers also pay a success fee for each item sold, equal to 5% of the gross value of each transaction.

     Revenues from placement fees are recognized when an item is listed; revenues relating to success fees are recognized at the time that an auction is successfully concluded. At no point during the auction process do we take possession of the item being sold. Successful buyers' payments are held in an escrow account until the goods are received by the buyer.

     Our business model differs from those of online sellers of goods. Because individual sellers list the items, we do not incur any cost for goods sold, nor do we pay procurement, carrying or shipping costs and bear no inventory risk. Thus, we anticipate that any growth in our expenses will be driven by increases in expenditures for advertising and promotion and the development of additional websites. We anticipate increases in our expenses, and in particular advertising, promotion and personnel, in our effort to grow our business-to-business sales.

     We are a development company and have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as online commerce.

     It is difficult for us to forecast our revenues or earnings accurately. We believe that future period-to-period comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance as we have and will have no backlog of orders. Our operating results in one or more future quarters may fall below investor expectations. Assuming our common stock trades on a recognized market, in that event, the future trading price of our common stock would almost certainly decline.

RESULTS OF OPERATIONS

     The following table sets forth, for the six months ended June 30, 2000 and for the period from our inception (May 13, 1999) through December 31, 1999, certain data from our statements of income and the percentage of such data to net revenues. This data has been derived from and should be read in conjunction with the unaudited consolidated financial statements of VerticalBuyer, Inc. as of and for the six months ended June 30, 2000 and the audited financial statements as of and for the period from May 13, 1999 to

December 31, 1999 of our subsidiary, Lightseek Limited which are presented elsewhere in this prospectus. The operating results are not necessarily indicative of the results that may be expected for any future period.

                                                                                                  PERIOD FROM
                                                                                                  MAY 13, 1999
                                                                       SIX MONTHS ENDED                TO
                                                                        JUNE 30, 2000          DECEMBER 31, 1999
                                                                     --------------------      ------------------
Net revenues......................................................   $  24,545      100.0%     $ 21,945     100.0%
Cost of net revenues..............................................      23,010       93.7%       22,025     100.4%
Gross profit......................................................       1,535        6.3%          (80)     (0.4)%
Operating expenses:
  Sales and marketing.............................................      97,615      397.7%        3,165      14.4%
  Product development.............................................      66,232      269.8%       13,686      62.4%
  General and administrative......................................     447,399     1822.8%        8,342      38.0%
Total operating expenses..........................................     611,246     2490.3%       25,193     114.8%
(Loss) from operations............................................    (609,711)   (2484.1)%     (25,273)   (115.2)%
Interest income (expense), net....................................      27,469      111.9%            0       0.0%
Net (loss)........................................................   $(582,242)   (2372.1)%    $(25,273)   (115.2)%

  Revenues

     Revenues were $24,545 and $21,945 for the six months ended June 30, 2000 and the period ended December 31, 1999, respectively. These revenues consist substantially of advertising sales on our www.lightseek.com site. Sales for the balance of 2000 and in future years will be of an unknown mix of commissions from auction sales, site sponsorships and advertising revenues.

  Cost of Sales

     Cost of sales were $23,010 and $22,025 for the six months ended June 30, 2000 and the period ended December 31, 1999, respectively. These costs consist of Internet service provider connectivity charges and the amortization of purchased hardware and software.

  Sales and Marketing Expense

     Sales and marketing expenses were $97,615 and $3,165 for the six months ended June 30, 2000 and the period ended December 31, 1999, respectively. These costs primarily consist of expenditures for sales and marketing activity, including advertising, and other promotional costs.

  Product Development Expense

     Product development expenses were $66,232 and $13,686 for the six months ended June 30, 2000 and the period ended December 31, 1999, respectively. These costs consist principally of payments for editorial and technical support, web site operations, advertising production, and consulting costs related to enhancing the features of our web sites. Product development costs are generally expensed as incurred, except for certain costs relating to the acquisition or development of internal-use software which are capitalized in accordance with Emerging Issues Task Force ("EITF") No. 2000-02 "Accounting for Web Site Development Costs".

  General and Administrative Expense

     Our general and administrative expenses amounted to $447,399 and $8,342 for the six months ended June 30, 2000 and the period ended December 31, 1999, respectively. This expense category includes principally consulting and professional fees for development and marketing of the websites since we have no employees other than Tim Rosen and Leslie Kent. Other expenses include compensation and travel and entertainment reimbursements paid to Tim Rosen and Leslie Kent for business development, contract negotiations, and other general corporate purposes.

LIQUIDITY AND CAPITAL RESOURCES

     The initial cash funding of both www.lightseek.com and www.lightingbuyer.com was principally undertaken by Tim Rosen and Leslie Kent, our founding stockholders. As a result, we did not incur any principal debt during the period. Thus, our cash flow has no meaningful significance in terms of future developments.

     Capital expenditures to date consist solely of the acquisition of web site related hardware and software. These expenditures amounted to $169,571 and $46,382 during the six months ended June 30, 2000 and the period ended
December 31, 1999, respectively.

     We believe that our existing cash, cash equivalents and short-term investments and any cash generated from operations together with the proceeds from warrant exercise will be sufficient to fund our operating activities, capital expenditures and other obligations for the foreseeable future. However, if during that period or thereafter, we are not successful in generating sufficient cash flow from operations or in raising additional capital when required in sufficient amounts and on terms acceptable to us, our business could suffer. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then-current stockholders would be reduced.

YEAR 2000 ISSUES

     We have not suffered any programming problems as a result of Year 2000 issues. In the development of our programming, we endeavor to use only vendors and contractors who are Year 2000 compliant. We have reviewed our internal programs and have determined that there are no significant Year 2000 issues within our systems or services.

                                    BUSINESS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OUR BUSINESS

     We are a business-to-business company specializing in the creation of web-based news portals and marketplaces. We refer to this kind of website as a vertical portal--a website dedicated to a specific industry for use by companies in that particular industry to buy and sell products and services.

     Our first vertical portal we have developed is for the commercial lighting industry. Our news portal, www.lightseek.com, is an Internet database where buyers, such as electrical contractors, lighting designers, or architects can search for product information from suppliers of commercial lighting products. This website also provides instant access to a comprehensive database on a wide variety of pertinent topics, such as:

     o News and analysis--this provides recent news of interest to the commercial lighting industry;

     o Lighting design commercial case studies--this provides access to information on recent projects in creative lighting design; and

     o Employment opportunities--this posts job opportunities in the commercial lighting industry.

     Our auction website for the commercial lighting industry is www.lightingbuyer.com, a leading global online marketplace for professional buyers and sellers of commercial lighting equipment. This website brings together businesses to buy and sell commercial lighting equipment in all major product categories, using flexible, online transaction capabilities.

     We have also developed other websites as discussed under "Our Websites."

     We intend to develop other vertical portals in other industries and geographic regions that we believe has been underserved. We are currently looking at industries in which we own website domain names, such as:

     o www.electricalbuyer.com;

     o www.constructionbuyer.com;

     o www.autopartsbuyer.com;

     o www.aviationbuyer.com;

     o www.marinebuyer.com; and

     o www.shippingbuyer.com.

     We have not as yet started the development of any additional sites and cannot predict which business sites will be developed. However, the underlying software architecture of both our lighting news site and lighting auction exchange site can be easily adapted for any industry. Thus, we can rapidly deploy additional sites with a minimum of further software development.

     Our technology permits us to offer to buyers and sellers a variety of transaction methods including fixed price sales, auctions and electronic procurement. Our technology can be applied and customized across a broad spectrum of industries. We seek to generate revenue from transaction fees as well as from advertising on our news portals.

     We intend to spread our administrative and logistical functions across a broad range of markets. Thus, the marginal cost of entering new markets is small since one of the major costs associated with establishing Internet sites on which products are purchased and sold is the capital cost of developing the core technology architecture. Our management approach is for each of our vertical market sites to be led by an industry expert whose principal responsibility will be to focus on business development. Operational tasks are the responsibility of our central operations facilities based in Kingston upon Thames, England.

OUR STRATEGY

     The key elements of our strategy are:

     o growing the community of buyers and sellers so that we become the preferred method of purchasing and selling excess inventory in the areas in which we develop websites;

     o expanding the number and product categories in each of our websites so as to attract additional buyers and sellers;

     o increasing buyers' trust through checking of sellers' credibility, verification of user and insurance;

     o enhancing the features and functionality of our websites;

     o expanding value-added services, such as scanning and uploading photographs of listed items, arranging shipping of purchased goods and arranging financing of purchases; and

     o developing international markets by actively marketing and promoting our website in selected countries.

     In addition to developing new vertical markets, we intend to pursue acquisition opportunities, strategic alliances and act as an incubator for ventures. However, we have not as yet identified any potential business to acquire.

OUR WEBSITES

  Lightseek

     Our website, www.lightseek.com, provides business-to-business online services that facilitate the exchange of information within the global lighting industry. This site is initially focused on providing news, articles, industry forums, recruitment services and product information for the lighting industry. Its revenues have been derived from advertising fees.

     This site presently consists of a buyers' guide containing contact information for

          o most UK lighting companies,

          o shop fronts where advertisers can display information about their product lines,

          o contacts to their websites, and

          o information where they can receive online inquiries from their prospective buyers.

     The site also contains a message forum where industry professionals can exchange opinions and ask questions of their peers. It also contains an events diary of industry expositions and conferences. Since inception, the focus of lightseek.com has shifted its focus from the UK to international. The major change has been to feature international news in particular news from the United States on the site. The site is also accepting international buyers' guide listings.

  LightingBuyer

     We facilitate the buying and selling of surplus stock for the lighting industry through our website located at www.lightingbuyer.com. We intend to provide related services in inventory evaluation, inventory cataloging and the private sale or auction of surplus equipment. Listings on this website originate largely from overstocked, never-used inventories held by companies based mainly in the United States.

     We expect that transaction fees will constitute our principal source of revenue. Clients seeking to accelerate the sale of surplus inventories can arrange for on-line auctions through our website. In a general auction, bidding is permitted on equipment and products of multiple sellers for a listed period of time, and sales are consummated for the items listed at the close of bidding.

     Users can browse the site and review auction listings. However, we require buyers and seller to register in order to participate in the auction process. Upon registration, buyers may place bids on products immediately. We check sellers' credentials, including credit history, in an approval process that can take up to 48 hours. Sellers can list their products for sale on our site which guides them through the protocols of listing items for auction sale, providing details such as product description, asking price and shipping details.

Sellers may enter additional information such as product images, reserve pricing, product dimensions and weight. A seller can publish an auction listing when the seller is satisfied with the content of the listing. The website provides comprehensive categories of lighting products, such as bulbs, fixtures, ballasts (the supports for fluorescent lighting fixtures), components and controls along with detailed subcategories.

     Originally, the site permitted prospective buyers to bid only in a standard auction format in which the buyer with the highest bid wins the auction. In April and May, 2000, we began to offer an additional auction format known as a reverse auction which allows buyers to place requests for products on which suppliers are invited to bid.

     In a reverse auction, a buyer sets a maximum price it wishes to pay for an item. Sellers then bid in amounts below the maximum set by the buyer. The bargain is struck at lowest price accepted by the buyer.

     Unlike many business-to-business or business-to-consumer auction sites, we facilitate the transaction between buyers and sellers once there has been a successful bid. We believe that, left to their own devices, seller and buyers fail to complete transactions even when there is active bidding and a successful bid above a seller's reserve, or minimum, price. Consequently, we provide, as part of our site, calculation of shipping costs, online assistance in arranging shipment, and, if requested, access to the online software integrated to the United Parcel Service.

     We are also able to arrange the flow of capital between buyer and seller so that both parties are protected. We have established an escrow account into which buyers may deposit the purchase proceeds. We release funds to the seller only when the buyer is satisfied with the goods. To avoid intractable disputes, we also offer arbitration by independent arbitrators and, where required, we will organize third party valuations and inspections of stock.

     In order to avoid uncertainty with the system and to reassure buyers and sellers, we also offer online customer service support in a live chat room. We intend in the near future to offer additional personal services to private auction clients including consolidation of stock from various distribution centers to a single site and repackaging and relabeling to maintain branded standards on an international basis.

  LightingNews

     In October, 1999, we approached Philips Lighting Company, a division of Philips Electronics North America Corporation, with a concept to create a global newswire service for the commercial lighting industry. Philips agreed to sponsor an online news forum entitled "www.lightingnews.com" which was launched in the second quarter of 2000. It allows lighting companies and suppliers to post their press releases on a continuous as needed basis, initially free of charge. In the future, charges will be made for adding product images, website links and other information. The site has been designed to be simple to use. Client companies or their public relations firms are able to post material directly to the site.

     Registered users of the site can search by product category, application (for example, lighting for industry, institutions or residences), people or corporation. Users can personalize the site to take account of individual preferences. They can also customize a newsletter entitled My Lighting News which contains news alerts and set the frequency at which they receive it. Users can receive information via email in the categories they have selected and at the frequency at which they wish to receive it. The software is scalable in that it allows for a virtually unlimited increase in subscribers or users and also permits added functionality and the creation of sites for additional vertical industry sectors.

  FinanceBuyer

     Our website www.financebuyer.com is an online market for instant small business financing. We have entered into an agreement with SierraCities, Inc., an online financial institution which allows visitors to this website to apply for loans and equipment leases online and to obtain action on the financing request within a few minutes. We receive a commission on all financing placed through the site.

  Other web sites

     We have recently introduced two additional sites:

     o www.voicedatanews.com--an on-line news service for the global voice data industry; and

     o www.electricaltimes.com--an on-line news service for the global electrical industry.

MARKETING

     We have retained KCSA, Inc. a New York City-based public relations and investor relations advisory firm. KCSA provides trade public relations in order to attract a critical mass of buyers and sellers initially to our websites and provides investor relations cousultancy. KCSA intends to place press releases and articles in trade and business publications.

     We have purchased, and intend to continue to purchase, banner advertisements and key words on related trade websites and search engines. We also plan a print advertising campaign in trade journals. In addition, we intend to undertake a direct mail campaign targeted to sellers and buyers, participate in trade shows and hire a sales force to make sales calls on leading companies in the industry.

COMPETITION

     We believe that we compete favorably with competing sites because of the functionality of our e-commerce software and support services. We differentiate ourselves from many of our market competitors through the expertise of our strategic partners and internal management and operations expertise. Our management believes that the companies that operate certain competing websites do not have the management experience within the industries their websites seek to penetrate. Many of these Internet companies base their competitive strength on their technology. We believe that our strength is based on our experience within the targeted industry and our strategic alliance partners.

     Other companies do operate Internet websites that currently list lighting parts and equipment for sale and auction. To the best of our knowledge, these companies do not have the business skills, business methodologies or industry related expertise that we provide.

     Competitive websites include the following:

     o Tradeout.com is a general auction site spanning many industries in that it is not industry specific or buyer targeted.

     o i2i.com is a new auction/exchange site. It has very few listings and is not targeting specific categories of the business audience.

     o GE SupplyLight.com is the GE Lighting e-commerce site. It only stocks GE lamps from normal stock.

     o Grainger.com sells a broad range of industrial products. Its site is essentially an online catalog.

EMPLOYEES


     As of September 14, 2000, we had no employees but employed consultants or consultant companies. We have employed Tim Rosen, our President, and Leslie Kent, our Chief Financial Officer, since April, 2000.


FACILITIES

     We have use of facilities located in the premises of CSPI, Billerica, Massachusetts under a securities purchase and facilities agreement. These facilities are provided to us free of charge until September 2000. Our marketing and research and development office is located in an office of 800 square feet at 7 Gough House, 57 Eden Street, Kingston-Upon-Thames, England pursuant to an oral agreement with Tim Rosen, our President, at the rate of one pound annually. We believe that our existing facilities are adequate to meet our needs for the immediate future and that future growth can be accommodated by leasing additional or alternative space near our current facilities. We have a sales and administrative office in the Chrysler Building, New York New York. The monthly rent is approximately $4,000.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our executive officers and directors:

NAME                                               AGE   POSITION                                           SINCE
------------------------------------------------   ---   ------------------------------------------------   ------
Timothy Neil David Rosen .......................   43    President, Chief Executive                         2/2000
405 Lexington Avenue, Suite 2505                           Officer and a Director
New York, New York 10174

Leslie Kent ....................................   45    Secretary, Chief Financial Officer and a           2/2000
405 Lexington Avenue, Suite 2505                           Director
New York, New York 10174

Joseph Donahue(1)(2) ...........................   53    Director                                           2/2000
83 Meadow Road West
Trumbull, Connecticut 06611

Alexander R. Lupinetti(1)(2) ...................   54    Director                                           2/2000
40 Linell Circle
Billerica, Massachusetts 01821

------------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     Tim Rosen has been Commercial Director of Lightseek since its inception in May, 1999 and President and Chief Executive Officer of our company since February, 2000. From 1988 to date, he has been a partner, with Leslie Kent, our Chief Financial Officer, in Rosen & Kent, a management consultancy. The partnership also incubates new business ventures. Since 1988, he has also been a director of Litech Ltd., a specialist fiber optic lighting provider for the commercial lighting industry. From 1983 to 1988, Mr. Rosen was a director of OmniMedia plc, a digital video and CD-ROM publisher/developer which traded on the Alternative Investment Market of the London Stock Exchange. From 1983 to 1988, Mr. Rosen was a director of Oxford House College, a London-based computer training and language school which was sold to its employees. He was also a director, from 1983 to 1988 of Catalyst Communications Group plc, a marketing and media group quoted on the London Stock Exchange which was sold to another public company, Holmes & Marchant plc. Rosen & Kent founded Homeshield Warranty, Co. in 1982 as a joint venture with Pentland Industries plc, an English public company. Homeshield marketed extended warranties for household appliances and was sold to a trade buyer in 1984. Mr. Rosen served as an account supervisor at Craton Lodge and Knight plc, a new product development agency, from 1981 to 1982 and at Grey Advertising from 1979 to 1981. He is a member of the National Association of Auctioneers. Mr. Rosen received his B.Sc (Econ.) Magna cum Laude in Business Administration from the Institute of Science and Technology, University of Wales in 1979.

     Leslie John Kent has been Marketing Director of Lightseek since its inception in May, 1999 and Chief Financial Officer of our company since February, 2000. From 1988 to 1999, he was a partner, with Tim Rosen, our President, in Rosen & Kent, a management consultancy. The partnership also incubates new business ventures. Since 1988, he has also been a director in Litech Ltd., a specialist fiber optic lighting provider for the commercial lighting industry. From 1983 to 1988, Mr. Kent was a director of OmniMedia plc, a digital video and CD-ROM publisher/developer which traded on the Alternative Investment Market of the London Stock Exchange. From 1983 to 1988, Mr. Kent was a director of Oxford House College, a London-based computer training and language school which was sold to its employees. He was also a director, from 1983 to 1988 of Catalyst Communications Group plc, a marketing and media group quoted on the London Stock Exchange which was sold to another public company, Holmes & Marchant plc. Rosen & Kent founded Homeshield Warranty, Co. Ltd. in 1982 as a joint venture with Pentland Industries plc, an English public company. Homeshield marketed extended warranties for household appliances and was sold to a trade buyer in 1984. In 1981, Mr. Kent was an advertising account manager at Boase Massimi Pollity plc, from 1979 to 1981 for Grey Advertising and from 1977 to 1979 for Ted Bates. He is an associate member of the Institution of Lighting Engineers and Secretary of The Fibre Optic Lighting Association. Mr. Kent received his Master of Arts in Philosophy, Politics and Economics from St. Edmund Hall, Oxford University, in 1977.

     Joseph Donahue has been principal and President since 1994 of Donahue & Associates, Trumbull, Connecticut, a financial consultancy which initiates and arranges acquisitions. From 1982 to 1994, he was Executive Vice-President, Corporate Finance of Sterling & Company, Los Angeles, California, an international investment banking firm. He received his B.A. in European History from the University of California at San Diego in 1973 and attended University of Mexico in 1971 and San Diego City College in 1970.

     Alexander R. Lupinetti has been Chief Executive Officer and President and a director of CSPI, Inc., a software developer and marketer, since 1996. Since 1998, he has been CSPI's Chairman of the Board. From 1987 to 1996, Mr Lupinetti was President and Chief Executive Officer of each of TCAM Systems Inc., Shared Systems Corporation and SoftCom Systems, Inc., subsidiaries of Stratus Computer Inc., a computer hardware and software company.

BOARD COMMITTEES

     The Audit Committee of our Board consists of Joseph Donahue and Alexander Lupinetti. The Audit Committee reviews our financial statements and accounting practices, makes recommendations to our board regarding the selection of independent auditors and reviews the results and scope of the audit and other services provided by our independent auditors. The Compensation Committee of our Board consists of Joseph Donahue and Alexander Lupinetti. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for our officers and employees and administers our employee benefit plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the compensation committee of our board was at any time since our formation one of our officers or employees.

DIRECTOR COMPENSATION

     Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses for attending board and board committee meetings.

EXECUTIVE COMPENSATION

     The following table shows compensation earned during fiscal 1999 by our President. The information in the table includes salaries, bonuses, stock options granted and other miscellaneous compensation. No executive officer who held office at December 31, 1999 received total annual compensation in excess of $100,000 in 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG-TERM AND
                                                                                                    OTHER COMPENSATION
                                                                                                --------------------------
                                                           ANNUAL COMPENSATION                  NUMBER OF
                                             -----------------------------------------------    SECURITIES
                                             FISCAL                           OTHER ANNUAL      UNDERLYING      ALL OTHER
NAME AND 1999 PRINCIPAL POSITIONS             YEAR     SALARY    BONUS(1)    COMPENSATION(2)     OPTIONS      COMPENSATION
------------------------------------------   ------    ------    --------    ---------------    ----------    ------------
Tim Rosen, President......................    1999      None       None            None            None           None


     The following executive officers received grants of options in 2000 pursuant to the Nonstatutory Stock Option Plan.

                              OPTION GRANTS DURING 2000

                                                                                              POTENTIAL REALIZABLE
                                                     PERCENTAGE                                 VALUE AT ASSUMED
                                                      OF TOTAL                                ANNUAL RATES OF STOCK
                                  NUMBER OF           OPTIONS                                  PRICE APPRECIATION
                                 SECURITIES          GRANTED TO     EXERCISE                    FOR OPTION TERM(2)
                                 UNDERLYING          EMPLOYEES     PRICE PER    EXPIRATION    ---------------------
NAME                          OPTIONS GRANTED(1)    DURING 2000      SHARE        DATE                0%
---------------------------   ------------------    -----------    ---------    ----------    ---------------------
Tim Rosen..................         250,000               25%        $1.00        4 Years               0
Leslie Kent................         250,000               25%        $1.00        4 Years               0
Joseph Donahue.............         250,000               25%        $1.00        4 Years               0
Alexander Lupinetti........         250,000               25%        $1.00        4 Years               0

                                  POTENTIAL REALIZABLE VALUE AT ASSUMED
                                       ANNUAL RATES OF STOCK PRICE
                                     APPRECIATION FOR OPTION TERM(2)
                             ----------------------------------------------
NAME                                 5%                      10%
---------------------------  ---------------------    ---------------------
Tim Rosen..................          53,877                  116,025
Leslie Kent................          53,877                  116,025
Joseph Donahue.............          53,877                  116,025
Alexander Lupinetti........          53,877                  116,025

------------------

(1) All options granted were immediately vested and exercisable.


(2) Since we are not public, the market price as of the date of issuance is assumed to be $1.00.

COMPENSATION ARRANGEMENTS

     We have not entered into employment contracts with any of our management employees. Mr. Rosen and Mr. Kent have received salaries at the rate of $150,000 per annum since March 1, 2000. Both also receive health insurance and a vehicle allowance.


NONSTATUTORY STOCK OPTION PLAN



     In March 2000, our board adopted our Nonstatutory Stock Option Plan. A total of 2,000,000 shares of common stock are currently reserved for issuance under the plan. The plan provides for the grant of options to our officers, employees, consultants and advisors. As of September 14, 2000, we have granted 1,250,000 options under the plan.



     The plan permits the granting of nonstatutory options, which are not intended to qualify as incentive stock options within the meaning of
Section 422 of the Internal Revenue Code. The plan is administered by our board or a committee appointed by our board. Subject to the limitations set forth in the plan, our board or committee has the authority to:


          o select the eligible persons to whom grants are to be made,


          o designate the number of shares to be covered by each stock option grant,


          o establish vesting schedules,


          o specify the option exercise price and the type of consideration to be paid upon exercise, and


          o subject to certain restrictions, specify other terms of options granted under the plan.


     Under the plan, shares subject to stock options that have expired or otherwise terminated without having been exercised in full again become available for grant. Upon certain changes in control, all outstanding stock options under the plan must either be assumed or substituted by the surviving entity. In the event the surviving entity does not assume or substitute such stock options, such stock options will be terminated to the extent not exercised prior to such change in control.


INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. As permitted by the Delaware General Corporation Law, our amended certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to our company or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, our Bylaws provide that we are required to indemnify our directors and officers, consultants and employees to the fullest extent permitted by the Delaware General Corporation Law. Subject to certain very limited exceptions, we are required to advance expenses, as incurred, in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions. The rights conferred in our Bylaws are not exclusive. We have not obtained directors' and officers' liability insurance.

                       CERTAIN RELATED PARTY TRANSACTIONS

     On March 2, 2000, we purchased all the capital stock of Lightseek from its owners, including Tim Rosen, our President, and Leslie Kent, our Chief Financial Officer, for an aggregate of 14,250,000 shares. On that date, we also paid for consulting services, including structuring our acquisition of LightSeek, introduction to CSPI and structuring the relationship with CSPI, for 375,000 shares of our common stock, 150,000 Class D warrants and $140,000, of which Joseph Donahue, a Director, received the 375,000 shares of common stock and $70,000. We have awarded an aggregate of 1,000,000 nonqualified stock options exercisable at $1.00 pursuant to our Year 2000 Option Plan to our directors and an aggregate of 250,000 options to members of our Technical Committee, an advisory committee to our Board, which is comprised of the members of CSPI's board of directors, other than Alexander Lupinetti, and CSPI's controller.


     On March 2, 2000, we sold 2,000,000 shares of our common stock and common stock purchase warrants (Class A, Class B, Class C and Class D) carrying the right to purchase in the aggregate 3,075,000 of our shares to CSPI. The options are exercisable at $1.00 and expire two years after the date of an effective registration statement relating to the underlying shares of our common stock. The Class A warrants are redeemable in the event there is an effective registration statement relating to the underlying shares of our common stock; the Class B warrants are redeemable if the closing price of our common stock on the market on which it trades exceeds $2.00 for a period of twenty consecutive days; and the Class C warrants are redeemable if the closing price of our common stock on the market on which it trades exceeds $3.00 for a period of twenty consecutive days. CSPI intends to distribute as a dividend 717,486 of our shares ratable to the holders of its common stock. The Class D warrants are not redeemable, but are otherwise identical to the other classes of warrants.


     Tim Rosen, President, and Leslie Kent, Treasurer, have each received a salary of $150,000 per annum since March 1, 2000.

     We believe that these transactions were on terms as favorable as could have been obtained from an unaffiliated third party. All future transactions we enter into with our directors, executive officers and other affiliated persons will be on terms no less favorable to us than can be obtained from an unaffiliated party and will be approved by a majority of independent, disinterested members of our board of directors, and who had access, at our expense, to our or independent legal counsel.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information with respect to beneficial ownership of our common stock as of September 14, 2000 by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, each of our directors and executive officers and all executive officers and directors as a group.

                                                      SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)
                                                  ----------------------------------------------------
NAME                                                     NUMBER                      PERCENT
-----------------------------------------------   ----------------------        ----------------------
Tim Rosen(2)...................................          7,225,000                       42.7%
Leslie Kent(2).................................          7,225,000                       42.7%
Joseph Donahue(2)..............................            625,000                        3.7%
Alexander Lupinetti(2).........................            250,000                        1.4%
CSP Inc.(3)....................................          5,075,000                       25.7%
Directors and officers
  (4 persons)..................................         15,325,000                       86.7%

------------------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entity named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock underlying warrants or options that are currently exercisable or exercisable within 60 days of September 14, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The above table does not include shares underlying bonus options since no such options are exercisable within 60 days of September 14, 2000.
    The percentage of beneficial ownership is based on 16,675,000 shares of our common stock outstanding as of September 14, 2000.


(2) Includes stock options to acquire up to 250,000 shares of common stock.


(3) Includes 717,486 shares of our common stock to be distributed by CSPI ratably to its stockholders and 75,000 shares of common stock underlying Class D warrants to be distributed ratably to its stock option holders shortly after the effective date of the registration statement of which this prospectus is a part.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share, of which 16,675,000 shares are issued and outstanding as of the date of the prospectus. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

     Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefor, if declared by our board of directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders. Cumulative voting for the election of directors is not provided for in our amended certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

     Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of legally available funds at such times and in such amounts as our board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of our common stock is, and all shares of common stock to be outstanding upon exercise of the warrants will be, fully paid and nonassessable.

PREFERRED STOCK

     We may, subject to limitations prescribed by Delaware law, provide for the issuance of up to 5,000,000 shares of our preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

COMMON STOCK PURCHASE WARRANTS

     We have issued to CSPI four classes of redeemable common stock warrants. Each class is exercisable for a period of two years commencing the date of the prospectus. Each warrant entitles the holder to purchase one share of our common stock at an exercise price of $1.00. The common stock underlying the warrants will, upon exercise of the warrants, be validly issued, fully paid and non-assessable. Three classes of warrants will be subject to redemption, at any time, for $0.001 per warrant, upon 30 days' prior written notice under the following circumstances: as to the "A" warrants, in the event there is an effective registration statement relating to the shares underlying the "A" warrants; as to the "B" warrants in the event there is an effective registration statement relating to the shares underlying the "B" warrants and, in addition, if the bid closing price on the market in which our common stock trades for a period of twenty consecutive days exceeds $2.00 per share ending within ten days prior to the date of the notice of redemption; and as to the "C" warrants, in the event there is an effective registration statement relating to the shares underlying the "C" warrants and, in addition, if the bid closing price on the market in which our common stock trades for a period of twenty consecutive days exceeds $3.00 per share ending within ten days prior to the date of the notice of redemption.

     We have issued to CSPI and certain consultants our Class "D" warrants. We may not redeem these warrants, but otherwise they are identical to the other classes of warrant.

     The warrants can only be exercised when there is a current effective registration statement covering the underlying shares of common stock. If we do not obtain or are unable to maintain a current effective registration statement, warrantholders will be unable to exercise them and they may become valueless. Moreover, if the shares of common stock underlying the warrants are not registered or qualified for sale in the state in which a warrantholder resides, such holder might not be permitted to exercise any warrants.

     Warrants may be exercised by surrendering the warrant certificate, with the form of election to purchase printed on the reverse side of the warrant certificate properly completed and executed, together with payment of the exercise price, to us. Warrants may be exercised in whole or from time to time in part. If less than all of the warrants evidenced by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of unexercised warrants.

     Warrantholders are protected against dilution of the equity interest represented by the underlying shares of common stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends. If we merge, reorganize or are acquired in such a way as to terminate the warrants, they may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up, holders of the warrants are not entitled to participate in our assets.

     For the life of the warrants, holders are given the opportunity to profit from a rise in the market price of our common stock. The exercise of the warrants will result in the dilution of the then book value of our common stock and would result in a dilution of the percentage ownership of then existing stockholders. The terms upon which we may obtain additional capital may be adversely affected through the period in which the warrants remain exercisable. The holders of these warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the warrants.

CSPI VOTING AGREEMENT

     As part of CSPI's investment, Tim Rosen, our President, and Leslie Kent, our Chief Financial Officer, agreed to vote all of the shares they own in our common stock to elect one person designated by CSPI to our board of directors. Currently, Mr. Rosen and Mr. Kent own more than one-half of our outstanding common stock, even after the exercise of all outstanding options and warrants. As a result, CSPI is guaranteed the ability to appoint one member of our board of directors. CSPI chose Alexander Lupinetti, Chairman of the Board of Directors and President of CSPI, as its designee to our board. The voting agreement terminates upon the exercise, redemption or expiration of each of the Class A warrant, Class B warrant and Class C warrant.

REGISTRATION RIGHTS

     Pursuant to a registration rights agreement between us and CSPI, dated March 2, 2000, we agreed to file a registration statement relating to the shares of our common stock issued to CSPI and the shares of our common stock underlying the warrants issued to CSPI. We agreed to assume all registration expenses pursuant to the registration rights agreement. In the event, the registration statement is not effective within 90 business days of the date of the agreement, we have agreed to issue to CSPI additional shares of our common stock equal to one percent of the shares purchased by CSPI for each full month, prorated daily, after 90 business days, continuing through the date the registration statement is declared effective by the SEC. Our obligations will expire upon the earlier of the effectiveness of the registration statement or the date all of the shares covered by the registration rights agreement may be sold by under Rule 144 under the Securities Act without volume restrictions.

FUTURE FINANCING

     In the event the proceeds of warrant exercise are not sufficient for the development and growth of our business, we may seek additional financing. At this time we believe that the proceeds of exercise of existing warrants will be sufficient for such purpose and therefore do not expect to issue any additional securities at this time. However, we may issue additional securities, incur debt or procure other types of financing if needed. We have not entered into any agreements, plans or proposals for such financing and as of present have no plans to do so. If we require additional financing, there is no guarantee that such financing will be available to us or if available that such financing will be on terms acceptable to us.

REPORTS TO STOCKHOLDERS

     We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practicable after the end of each fiscal year. Our fiscal year ends on December 31st.

TRANSFER AGENT

     We have appointed Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004 as transfer agent for our shares of common stock and our warrants.

                              SELLING STOCKHOLDERS

     All of the shares of VerticalBuyer common stock offered under this prospectus may be sold by the holders who either have previously acquired their shares or who will acquire such shares from VerticalBuyer upon the exercise of warrants. We will not receive any of the proceeds from sales of shares offered under this prospectus, but will receive the exercise price upon the exercise of the warrants described above.

     All costs, expenses and fees in connection with the registration of the selling stockholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by such holders.


     The selling stockholders are offering a total of 4,482,514 shares of VerticalBuyer common stock. The following table sets forth:


     o the name of each person who is a selling stockholder;

     o the number of securities owned by each such person at the time of this offering; and

     o the number of shares of common stock such person will own after the completion of this offering.

     The following table assumes the exercise of all warrants beneficially owned by each such holder. The column "Shares Owned Prior to the Offering" includes shares of common stock issuable upon exercise of all currently exercisable warrants. The column "Shares Owned After the Offering" gives effect to the sale of all the shares of common stock being offered by this prospectus.


                                                                     SHARES OWNED PRIOR TO      SHARES OWNED AFTER
                                                       NUMBER OF         THE OFFERING              THE OFFERING
                                                        SHARES       ---------------------     ---------------------
                SELLING STOCKHOLDER                     OFFERED       NUMBER       PERCENT      NUMBER       PERCENT
----------------------------------------------------   ---------     ---------     -------     ---------     -------
CSP Inc.............................................   4,282,514(1)  4,282,514       22.8%             0          0%
Anthony Gentile.....................................      50,000(2)     50,000        (3)              0          0%
Joel Pensley........................................      50,000(2)     50,000        (3)              0          0%
George Weast........................................      50,000(2)     50,000        (3)              0          0%
KGL Investments Ltd.................................      50,000        50,000        (3)              0          0%


------------------


(1) Excludes 717,486 shares of common stock to be distributed ratably by CSPI to its stockholders and 75,000 shares of common stock underlying Class D warrants to be distributed ratably by CSPI to its stock option holders shortly after the effective date of the registration statement of which this prospectus is a part. Includes 3,000,000 shares of common stock issuable upon exercise of Class A, Class B and Class C warrants.


(2) Issuable upon the exercise of Class D warrants.

(3) Indicates less than one percent of the total outstanding common stock.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o in privately negotiated transactions; and

     o in options transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amount to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of:

     o such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or

     o August 2002.


     In addition to this offering, CSPI, one of our principal stockholders, is distributing 717,486 shares of our common stock to its stockholders and 75,000 of our Class D warrants to CSPI stock option holders. CSPI may be deemed a statutory underwriter with respect to our common stock and Class D warrants being distributed to CSPI's stockholders and stock option holders. CSPI will not receive any compensation from us or any other person with respect to this distribution, including any underwriting discounts or commissions. CSPI, however, will have the right to seek indemnification from us regarding its agreement to accept underwriter liability with respect to the shares and Class D warrants included in the distribution.

                       SHARES ELIGIBLE FOR FUTURE SALE

     Upon exercise of the warrants, assuming no exercise of outstanding options, we will have outstanding 19,900,000 shares of our common stock. Of these shares, 5,275,000 shares, or shares underlying warrants, when exercised, will be freely tradable without restriction under the Securities Act unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. These shares will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of
(1) 1% of the number of shares of common stock then outstanding (which will equal approximately 199,000 shares assuming all the warrants are exercised) or
(2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. We have not filed a registration statement relating to the shares subject to outstanding options under our Year 2000 Option Plan.

     We can offer no assurance that an active public market in our shares will develop. Future sales of substantial amounts of our shares (including shares issued upon exercise of outstanding options) in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

                     WHERE YOU CAN FIND MORE INFORMATION

     We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by this prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For further information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of this registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

                              LEGAL PROCEEDINGS

     We are not a party to nor are we aware of any existing, pending or threatened lawsuits or other legal actions.

                                LEGAL MATTERS

     Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Kaplan Gottbetter & Levenson, LLP, 630 Third Avenue, New York, New York 10017.

                                   EXPERTS

     The financial statements of Lightseek Limited, a development stage company, as of December 31, 1999 and for the period from May 13, 1999 (inception) through December 31, 1999, have been included herein and in the registration statement in reliance upon the report of Leslie Sufrin & Company, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                               LIGHTSEEK LIMITED
                         (A DEVELOPMENT STAGE COMPANY)


Auditor's Report............................................................................................   F-1

Balance Sheet as of December 31, 1999.......................................................................   F-2

Statement of Operations for the period from May 13, 1999 (inception) through
  December 31, 1999.........................................................................................   F-3

Statement of Stockholder's Equity for the period from May 13, 1999 (inception) through
  December 31, 1999.........................................................................................   F-4

Statement of Cash Flows for the period from May 13, 1999 (inception) through
  December 31, 1999.........................................................................................   F-5

Notes to Financial Statements......................................................................F-6 through F-8

                                               VERTICALBUYER, INC.
                                          (A DEVELOPMENT STAGE COMPANY)

Consolidated Balance Sheet (unaudited) as of June 30, 2000..................................................   F-9

Consolidated Statements of Income and Other Comprehensive Income (unaudited) for the six months ended
  June 30, 2000 and for the period from May 13, 1999 (inception) through June 30, 2000......................  F-10

Consolidated Statements of Stockholders' Equity (unaudited) for the period from May 13, 1999 (inception)
  through June 30, 2000.....................................................................................  F-11

Consolidated Statements of Cash Flows (unaudited) for the six months ended June 30, 2000 and for the period from May 13, 1999 (inception) through June 30, 2000........................................  F-12

Notes to Consolidated Financial Statements.......................................................F-13 through F-15

Supplementary Capsule Financial Information of Lightseek Limited as of and
  for the two months ended February 29, 2000.....................................................F-16 through F-17

                                               VERTICALBUYER, INC.
                                          (A DEVELOPMENT STAGE COMPANY)

Unaudited Pro Forma Combined Financial Information..........................................................  F-18

Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1999......................................  F-19

Notes to Unaudited Pro Forma Consolidated Balance Sheet.....................................................  F-19

Unaudited Pro Forma Condensed Consolidated Statement of Operations
  for the year ended December 31, 1999......................................................................  F-20

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders
Lightseek Limited

We have audited the accompanying balance sheet of Lightseek Limited (the "Company") (a development stage company) as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the period from May 13, 1999 (inception) through December 31, 1999. These financial statements are prepared in accordance with U.S. generally accepted accounting principles and are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999, and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.

/s/ LESLIE SUFRIN AND COMPANY, P.C.
March 13, 2000
New York, New York

                               LIGHTSEEK LIMITED
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET

                               DECEMBER 31, 1999

                                                ASSETS
Current assets:
  Accounts receivable..................................................................................  $   1,565
  Prepaid expenses.....................................................................................      7,591
                                                                                                         ---------
Total current assets...................................................................................      9,156
Purchased software, net of accumulated depreciation of $7,729..........................................     38,653
                                                                                                         ---------
                                                                                                         $  47,809
                                                                                                         =========

                            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Cash overdraft.......................................................................................  $     423
  Accrued expenses.....................................................................................      7,881
  Due to affiliate (Note 4)............................................................................     53,069
  Deferred revenue.....................................................................................     10,094
                                                                                                         ---------
Total current liabilities..............................................................................     71,467

Stockholders' equity (deficit):
  Common stock, $1.61 par value; 100,000 shares authorized, 1,000 issued and outstanding...............      1,615
  Retained deficit accumulated during the development stage............................................    (25,273)
                                                                                                         ---------
Total stockholders' (deficit)..........................................................................    (23,658)
                                                                                                         ---------
                                                                                                         $  47,809
                                                                                                         =========

                            See accompanying notes.

                               LIGHTSEEK LIMITED
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF OPERATIONS

     FOR THE PERIOD FROM MAY 13, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999

Revenues...............................................................................................   $ 21,945
Cost of sales..........................................................................................     22,025
                                                                                                          --------
Gross profit...........................................................................................        (80)
                                                                                                          --------
Operating expenses:
  Sales and marketing..................................................................................      3,165
  Product development..................................................................................     13,686
  General and administrative...........................................................................      8,342
                                                                                                          --------
     Total operating expenses..........................................................................     25,193
                                                                                                          --------
Net (loss).............................................................................................   $(25,273)
                                                                                                          ========

                            See accompanying notes.

                               LIGHTSEEK LIMITED
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF STOCKHOLDER'S EQUITY

     FOR THE PERIOD FROM MAY 13, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999

                                                                          COMMON STOCK
                                                                        ----------------    ACCUMULATED
                                                                        SHARES    AMOUNT     (DEFICIT)      TOTAL
                                                                        ------    ------    -----------    --------
Balance, at inception................................................    1,000    $1,615     $      --     $  1,615
  Net (loss).........................................................       --        --       (25,273)     (25,273)
                                                                        ------    ------     ---------     --------
Balance, December 31, 1999...........................................    1,000    $1,615     $ (25,273)    $(23,658)
                                                                        ======    ======     =========     ========

                            See accompanying notes.

                               LIGHTSEEK LIMITED
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS

     FOR THE PERIOD FROM MAY 13, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999

Operating activities:
  Net (loss)...........................................................................................  $ (25,273)
  Adjustments to reconcile net (loss) to net cash provided by operating activities:
     Depreciation of property and equipment............................................................      7,729
     Change in operating assets and liabilities:
     Accounts receivable...............................................................................     (1,565)
     Prepaid expenses..................................................................................     (7,591)
     Accrued expenses..................................................................................      7,881
     Deferred revenue..................................................................................     10,094
                                                                                                         ---------
  Net cash provided by operating activities............................................................     (8,725)
                                                                                                         ---------
Investing activities:
  Acquisition of property and equipment................................................................    (46,382)
                                                                                                         ---------
  Net cash (used in) investing activities..............................................................    (46,382)
                                                                                                         ---------
Financing activities:
  Proceeds from issuance of common stock...............................................................      1,615
  Due to affiliate.....................................................................................     53,069
                                                                                                         ---------
  Net cash provided by financing activities............................................................     54,684
                                                                                                         ---------
Decrease in cash.......................................................................................       (423)
Cash--beginning of period..............................................................................         --
                                                                                                         ---------
Cash--end of period....................................................................................  $    (423)
                                                                                                         =========
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
  Interest.............................................................................................  $      20
                                                                                                         =========
  Income taxes.........................................................................................  $      --
                                                                                                         =========

                            See accompanying notes.

                               LIGHTSEEK LIMITED
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

NOTE 1--ORGANIZATION AND NATURE OF BUSINESS

     Lightseek Limited (the "Company") was incorporated in the United Kingdom on May 13, 1999. The Company is principally engaged in the development of Internet sites designed to exploit Business-to-Business e-commerce opportunities within the global commercial electrical and lighting markets.

     The Company is a development stage company as defined by Statement of Financial Accounting Standard No. 7, "Accounting and Reporting by Development Stage Company," as it devotes substantially all its efforts to establishing a new business. The Company's planned principal operations have not commenced and revenue has not been recognized from the planned principal operations.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following summary of the Company's significant accounting policies is presented as an integral part of the accompanying financial statements.

  Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentrations of Credit Risk

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company currently places all of its cash with one financial institution and believes it is not exposed to any significant credit risk on cash. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history. The Company since inception has not incurred any credit losses and believes that its trade accounts receivable credit risk exposure is limited.

  Property and Equipment

     Purchased software and computer equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets, which is 3 years.

  Revenue Recognition

     The Company's revenues are derived principally from the sale of banner and sponsorship advertisements. Advertising revenues from both banner and sponsorship contracts are recognized ratably over the period in which the advertisement is displayed.

  Cost of Sales

     Cost of sales consists of expenses associated with the production of the Company's online media properties. These costs consist primarily of fees paid to third parties for Web-site hosting charges and the depreciation of purchased software and computer equipment.

                               LIGHTSEEK LIMITED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1999

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Product Development Expenses

     Product development expenses are primarily attributable to consulting costs related to enhancing the features and functionality of the Company's Web sites and transaction-processing systems, as well as increased investment in systems and telecommunications infrastructure and new product offerings. Product development costs are generally expensed as incurred, except for certain costs relating to the acquisition or development of internal-use software that are capitalized in accordance with the American Institute of Certified Public Accountant's Statement of Position No. 98-1 "Accounting for the costs of computer software developed or obtained for internal use".

  Foreign Currency Translation Gain or (Loss)

     The Company's functional currency is the British Pound. The accompanying financial statements have been translated to United States dollars using a year-end rate of exchange for assets and liabilities, and average rates of exchange for revenues and expenses. Translation gains (losses) are included in comprehensive income and accumulated as a separate component of stockholders' equity. The weighted average exchange rate of the British Pound to the U.S. Dollar for the period from May 13 through December 31, 1999 was virtually identical to the year-end rate of exchange and, accordingly, there was no transaction gain or loss for this period.

  Income Taxes

     Deferred income taxes are provided on a liability method whereby deferred tax assets are established for the difference between the financial reporting and income tax basis of assets. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NOTE 3--DUE TO AFFILIATE

     At December 31, 1999, the Company owed an affiliated entity $53,069 for cash advances and certain software acquisitions paid on its behalf. This affiliate payable is non-interest bearing.

NOTE 4--COMMITMENTS

     The Company has an agreement with an investment banking firm under which it has agreed to pay a fund raising fee of 7% of all funds raised as a result of such firms direct involvement in all successful issues, including convertible securities, debt, cash injections and equity issues. In future successful fund raising efforts whereby the investment banking firm is indirectly involved in an intermediary position, the fee will be reduced to 1.5% of the amount raised.

NOTE 5--SUBSEQUENT EVENTS

     On February 24, 2000, the Company acquired certain Domain Names and a Web-site with the URL lightingbuyer.com from the shareholders of the Company in exchange for 13,250 shares of the Company's authorized common stock.

     On March 1, 2000, the Company was acquired by and became a wholly-owned subsidiary of VerticalBuyer, Inc., a Delaware corporation ("VerticalBuyer"). On that date, VerticalBuyer issued

                               LIGHTSEEK LIMITED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                               DECEMBER 31, 1999

NOTE 5--SUBSEQUENT EVENTS--(CONTINUED)

14,250,000 shares of its common stock to the shareholders of the Company in exchange for all of the outstanding common stock of the Company. The acquisition will be accounted for as a pooling of interests.

     On March 2, 2000, VerticalBuyer entered into a Securities Purchase and Facilities Agreement (the "Agreement") with CSP Inc., a U.S. publicly traded company ("CSPI"), under which CSPI purchased 2,000,000 shares of VerticalBuyer's common stock and redeemable warrants to purchase up to an additional 3,075,000 shares of such stock for an aggregate purchase price of $2 million. The warrants entitle CSPI, subject to certain conditions and the occurrence of certain events, to purchase up to 3,075,000 shares of VerticalBuyer's common stock at an exercise price of $1 per share. The warrants are exercisable for a period of two years beginning on the effective date of a registration statement covering the underlying shares. In a Memorandum of Understanding that was executed in connection with the Agreement, CSPI agreed to provide VerticalBuyer free of charge approximately 1,000 square feet of office space and various accounting services for a period of six months. After the six-month period, VerticalBuyer and CSPI will negotiate a fee structure for the ongoing use of the office space and accounting services.

                              VERTICALBUYER, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 2000
                                  (UNAUDITED)

                                               ASSETS
Current assets:
  Cash and equivalents..............................................................................   $1,182,527
  Accounts receivable...............................................................................       56,429
  Prepaid expenses..................................................................................        9,114
                                                                                                       ----------
     Total current assets...........................................................................    1,248,070

Property and equipment, net of accumulated depreciation of $42,855..................................      173,098
Security deposit....................................................................................       50,000
                                                                                                       ----------
                                                                                                       $1,471,168
                                                                                                       ==========

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accrued liabilities...............................................................................   $  139,699
  Deferred revenue..................................................................................       76,619
                                                                                                       ----------
     Total current liabilities......................................................................      216,318

Stockholders' equity:
  Common stock, $.001 par value; 50,000,000 shares authorized, 16,625,000 issued
     and outstanding................................................................................       16,625
  Additional paid-in capital........................................................................    1,845,740
  Accumulated other comprehensive income............................................................       13,618
  Retained deficit accumulated during the development stage.........................................     (621,133)
                                                                                                       ----------
     Total stockholders' equity.....................................................................    1,254,850
                                                                                                       ----------
                                                                                                       $1,471,168
                                                                                                       ==========

                            See accompanying notes.

                              VERTICALBUYER, INC.
                         (A DEVELOPMENT STAGE COMPANY)

        CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME

                 FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND THE
           PERIOD FROM MAY 13, 1999 (INCEPTION) THROUGH JUNE 30, 2000
                                  (UNAUDITED)

                                                                                                       MAY 13, 1999
                                                                                     SIX MONTHS         (INCEPTION)
                                                                                        ENDED             THROUGH
                                                                                    JUNE 30, 2000      JUNE 30, 2000
                                                                                    -------------      -------------
Revenues.........................................................................     $  24,545          $  46,490
Cost of sales....................................................................        23,010             45,035
                                                                                      ---------          ---------
Gross profit.....................................................................         1,535              1,455
                                                                                      ---------          ---------
Operating expenses:
  Sales and marketing............................................................        97,615            100,780
  Product development............................................................        66,232             79,918
  General and administrative.....................................................       447,399            455,741
                                                                                      ---------          ---------
       Total operating expenses..................................................       611,246            636,439
                                                                                      ---------          ---------
(Loss) from operations...........................................................      (609,711)          (634,984)
Interest income (expense), net...................................................        27,469             27,469
                                                                                      ---------          ---------
Net (loss).......................................................................      (582,242)          (607,515)
Other comprehensive income (loss):
  Foreign currency translation adjustment........................................       (13,618)           (13,618)
                                                                                      ---------          ---------
Comprehensive income (loss)......................................................     $(595,860)         $(621,133)
                                                                                      =========          =========

                            See accompanying notes.

                              VERTICALBUYER, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

           PERIOD FROM MAY 13, 1999 (INCEPTION) THROUGH JUNE 30, 2000
                                  (UNAUDITED)

                                                                                   DEFICIT         ACCUMULATED
                                     COMMON STOCK                   ADDITIONAL   ACCUMULATED          OTHER
                                 --------------------   PREFERRED    PAID-IN     IN DEVELOPMENT   COMPREHENSIVE
                                   SHARES     AMOUNT      STOCK      CAPITAL         STAGE            INCOME        TOTAL
                                 ----------   -------   ---------   ----------   --------------   -------------   ----------
Recapitalization of Lightseek
  Limited......................  14,250,000   $14,250      $--      $  (12,635)    $       --        $    --      $    1,615

Issuance of common stock:
  CSP, Inc.....................   2,000,000     2,000       --       1,998,000             --             --       2,000,000
  Others.......................     375,000       375       --            (375)            --             --              --

Acquisition of warrants........          --        --       --             750             --             --             750

Fund raising fees..............          --        --       --        (140,000)            --             --        (140,000)

Foreign currency translation
  adjustment...................          --        --       --              --             --         13,618          13,618

Net loss for the period from
  May 13, 1999 through
  June 30, 2000................          --        --       --              --       (621,133)            --        (621,133)
                                 ----------   -------      ---      ----------     ----------        -------      ----------

Balance at June 30, 2000.......  16,625,000   $16,625      $--      $1,845,740     $ (621,133)       $13,618      $1,254,850
                                 ==========   =======      ===      ==========     ==========        =======      ==========

                            See accompanying notes.

                              VERTICALBUYER, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND THE
           PERIOD FROM MAY 13, 1999 (INCEPTION) THROUGH JUNE 30, 2000
                                  (UNAUDITED)

                                                                                                       MAY 13, 1999
                                                                                      SIX MONTHS        (INCEPTION)
                                                                                         ENDED            THROUGH
                                                                                     JUNE 30, 2000     JUNE 30, 2000
                                                                                     --------------    --------------
Operating activities:
  Net (loss)......................................................................     $ (595,860)       $ (621,133)
  Adjustments to reconcile net (loss) to net cash (used) by operating activities:
     Depreciation of property and equipment.......................................         35,126            42,855
     Change in operating assets and liabilities:
       Accounts receivable........................................................        (54,114)          (55,679)
       Prepaid expenses...........................................................         (1,523)           (9,114)
       Security deposit...........................................................        (50,000)          (50,000)
       Accrued expenses...........................................................         89,318            97,199
       Deferred revenue...........................................................         66,525            76,619
                                                                                       ----------        ----------
          Net cash (used) by operating activities.................................       (510,528)         (519,253)
                                                                                       ----------        ----------

Investing activities:
  Acquisition of property and equipment...........................................       (169,571)         (215,953)
                                                                                       ----------        ----------
          Net cash (used) by investing activities.................................       (169,571)         (215,953)
                                                                                       ----------        ----------
Financing activities:
  Proceeds from issuance of common stock..........................................      2,000,000         2,001,615
  Repayment of affiliate advances.................................................        (53,069)               --
  Fund raising fees...............................................................        (97,500)          (97,500)
                                                                                       ----------        ----------
          Net cash provided by financing activities...............................      1,849,431         1,904,115
                                                                                       ----------        ----------
Effect of exchange rate differences on cash and cash equivalents..................         13,618            13,618
                                                                                       ----------        ----------
Increase in cash and cash equivalents.............................................      1,182,950         1,182,527
Cash and cash equivalents--beginning of period....................................           (423)               --
                                                                                       ----------        ----------
Cash and cash equivalents--end of period..........................................     $1,182,527        $1,182,527
                                                                                       ==========        ==========

                            See accompanying notes.

                              VERTICALBUYER, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 2000

NOTE 1--ORGANIZATION, NATURE OF BUSINESS AND BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of VerticalBuyer, Inc ("VerticalBuyer") and its wholly owned subsidiary Lightseek Limited ("Lightseek"). VerticalBuyer, a Delaware corporation, was incorporated on September 24, 1999 and on March 1, 2000 issued 14,250,000 shares of its common stock to the shareholders of the Lightseek in exchange for all of the outstanding common stock of Lightseek. The acquisition has been accounted for in a manner similar to a pooling of interests since it occurred between entities under common control. As such, the consolidated financial statements give retroactive effect of the acquisition to January 1, 2000. VerticalBuyer and Lightseek are collectively referred to as the "Company". All significant intercompany transactions and balances have been eliminated in consolidation.

     Lightseek was incorporated in the United Kingdom on May 13, 1999. The Company is principally engaged in the development of Internet sites designed to exploit Business-to-Business e-commerce opportunities within the global commercial electrical and lighting markets.

     The Company is a development stage company as defined by Statement of Financial Accounting Standard No. 7, "Accounting and Reporting by Development Stage Enterprises", as it devotes substantially all its efforts to establishing a new business. While the Company's planned principal operations have commenced, the Company has not yet recognized significant revenues from such principal operations.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following summary of the Company's significant accounting policies is presented as an integral part of the accompanying financial statements.

  Use of Estimates

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

     The Company considers all bank money market accounts and other investments that can be liquidated on demand or with an original maturity of three months or less to be cash equivalents.

  Concentrations of Credit Risk

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company currently places all of its cash with one financial institution and believes it is not exposed to any significant credit risk on cash. The Company extends credit to its customers based upon an evaluation of the customer's financial condition and credit history. The Company since inception has not incurred any credit losses and believes that its trade accounts receivable credit risk exposure is limited.

                              VERTICALBUYER, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 2000

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

  Property and Equipment

     Purchased software and computer equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets, which is 3 years.

  Revenue Recognition


     The Company's revenues are derived principally from the sale of banner and sponsorship advertisements. Advertising revenues from both banner and sponsorship contracts are recognized ratably over the period in which the advertisement is displayed. Auction revenues consist of seller placement and success fees. Revenues related to placement fees are recognized at the time the item is listed. Success fees are recognized at the time that the transaction is successfully concluded. Success fees are calculated as a percentage of the gross value of the auction sales transaction.


  Cost of Sales

     Cost of sales consists of expenses associated with the production of the Company's online media properties. These costs consist primarily of fees paid for Web-site hosting and hardware maintenance along with the depreciation of purchased software and computer equipment.

  Product Development Expenses

     Product development costs such as content development, editorial management, and modifications to graphics are generally expensed as incurred, except for certain costs relating to the acquisition or development of internal-use software which are capitalized in accordance with Emerging Issues Task Force ("EITF") No. 2000-02 "Accounting for Web Site Development Costs".

  Foreign Currency Translation Gain or (Loss)

     Lightseek's functional currency is the British Pound. The accompanying financial statements have been translated to United States dollars using a year-end rate of exchange for assets and liabilities, and average rates of exchange for revenues and expenses. Translation gains (losses) are included in other comprehensive income and accumulated as a separate component of stockholders' equity.

  Income Taxes

     Deferred income taxes are provided on a liability method whereby deferred tax assets are established for the difference between the financial reporting and income tax basis of assets. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NOTE 3--SECURITY DEPOSIT

     In June 2000, the Company placed $50,000 into an interest bearing cash account as a rental security deposit for a residential apartment in New York City.

                              VERTICALBUYER, INC.
                         (A DEVELOPMENT STAGE COMPANY)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                                 JUNE 30, 2000

NOTE 4--STOCKHOLDERS' EQUITY

     On March 1, 2000, Verticalbuyer issued 375,000 shares of its common stock as payment for certain fund raising related consulting services.

     On March 2, 2000, VerticalBuyer entered into a Securities Purchase and Facilities Agreement with CSP Inc., a U.S. publicly traded company ("CSPI"), under which CSPI purchased 2,000,000 shares of VerticalBuyer's common stock and redeemable warrants to purchase up to an additional 3,075,000 shares of such stock for an aggregate purchase price of $2 million. The warrants entitle CSPI, subject to certain conditions and the occurrence of certain events, to purchase up to 3,075,000 shares of VerticalBuyer's common stock at an exercise price of $1 per share. These warrants, along with 150,000 Class D warrants which were issued in March 2000 and are also exercisable at $1 per share, are exercisable for a period of two years beginning on the effective date of a registration statement covering the underlying shares.

     On March 2, 2000, VerticalBuyer issued options to purchase up to 1,250,000 shares of its common stock at $1 per share under its 2000 Non-statutory Stock Option Plan. These options expire four years from the date of issuance.

     In connection with CSPI's acquisition of VerticalBuyer's common stock and redeemable warrants, the Company incurred a fund raising fee of $140,000 representing 7% of the funds raised.

                           SUPPLEMENTARY INFORMATION

                              VERTICALBUYER, INC.
                         (A DEVELOPMENT STAGE COMPANY)

        SUPPLEMENTARY CAPSULE FINANCIAL INFORMATION OF LIGHTSEEK LIMITED
                       TWO MONTHS ENDED FEBRUARY 29, 2000



STATEMENT OF OPERATIONS FOR THE TWO MONTHS ENDED FEBRUARY 29, 2000:
  Revenues............................................................................................   $ 10,384
  Cost of Sales.......................................................................................      5,715
                                                                                                         --------
  Gross profit........................................................................................      4,669
  Operating Expenses..................................................................................     25,714
                                                                                                         --------
  Net loss............................................................................................   $(21,045)
                                                                                                         ========

BALANCE SHEET AS OF FEBRUARY 29, 2000:
  Cash and cash equivalents...........................................................................   $     --
                                                                                                         ========
  Working capital (deficiency)........................................................................   $(82,104)
                                                                                                         ========
  Total assets........................................................................................   $138,800
                                                                                                         ========
  Total liabilities...................................................................................   $183,024
                                                                                                         ========
  Total stockholders' equity..........................................................................   $(44,224)
                                                                                                         ========

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION


     Effective February 24, 2000, VerticalBuyer acquired all the outstanding shares of Lightseek. The acquisition has been accounted for as a pooling of interests.


     The following Unaudited Pro Forma Consolidated Financial Information (the "Pro Forma Financial Information") is based on the historical financial statements of Lightseek Limited and has been prepared to illustrate the effects of the Recapitalization. See "Recapitalization."

     The Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1999 has been prepared as if the Recapitalization had occurred on that date. The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1999 gives effect to the Recapitalization as if it also had occurred as of December 31, 1999.

     The Pro Forma Financial Information is not necessarily indicative of the actual results of operations or financial position of the Company at and for the year ended December 31, 1999 and does not purport to represent the Company's results of operations for future periods or its future financial position.

     The Pro Forma Financial Information should be read in conjunction with the Historical Financial Statements of Lightseek Limited and notes thereto which are included elsewhere in this Prospectus. In management's opinion, the Pro Forma Financial Information includes all adjustments necessary to reflect the effects of the Merger and other transactions described below.

                 SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

                              VERTICALBUYER, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1999

                                                                            LIGHTSEEK     PRO FORMA
                                                                             LIMITED     ADJUSTMENTS     PRO FORMA
                                                                            ---------    -----------     ----------
                                 ASSETS
Current assets:
  Cash and cash equivalents..............................................    $    --     $ 1,860,000     $1,860,000
  Accounts receivable....................................................      1,565              --          1,565
  Prepaid expenses.......................................................      7,591              --          7,591
                                                                             -------     -----------     ----------
     Total current assets................................................      9,156       1,860,000      1,869,156
Property and equipment, net..............................................     38,653              --         38,653
                                                                             -------     -----------     ----------
                                                                             $47,809     $ 1,860,000     $1,907,809
                                                                             =======     ===========     ==========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Cash overdraft.........................................................    $   423     $        --     $      423
  Accrued expenses.......................................................      7,881              --          7,881
  Due to affiliate.......................................................     53,069              --         53,069
  Deferred revenue.......................................................     10,094              --         10,094
                                                                             -------     -----------     ----------
     Total current liabilities...........................................     71,467              --         71,467

Stockholders' equity:
  Common stock...........................................................      1,615          15,010(a)      16,625
  Additional paid-in capital.............................................         --       1,844,990(a)   1,844,990
  Retained earnings......................................................    (25,273)             --        (25,273)
                                                                             -------     -----------     ----------
     Total stockholders' equity..........................................    (23,658)      1,860,000      1,836,342
                                                                             -------     -----------     ----------
                                                                             $47,809     $ 1,860,000     $1,907,809
                                                                             =======     ===========     ==========

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(a) Reflects the impact on cash and stockholders' equity of the following:

                                                                                          ADDITIONAL
                                                                               COMMON      PAID-IN
                                                                                STOCK      CAPITAL        TOTAL
                                                                               -------    ----------    ----------
(i)     the acquisition of Lightseek with the exchange of 14,250,000 shares of VerticalBuyer's common stock for all of the common stock of
          Lightseek.........................................................   $12,635    $  (12,635)   $       --

(ii)    the issuance of VerticalBuyer's common stock and warrants to CSP
          Inc. ("CSPI").....................................................     2,000     1,998,000     2,000,000

(iii)   the issuance of 375,000 shares of VerticalBuyer's common stock in payment of certain consulting fees incurred in connection with
          raising capital...................................................       375          (375)            0

(iv)    to record fund raising fees payable equal to 7% of the $2 million
          stock acquisition by CSPI.........................................         0      (140,000)     (140,000)
                                                                               -------    ----------    ----------
                                                                               $15,010    $1,844,990    $1,860,000
                                                                               =======    ==========    ==========

                              VERTICALBUYER, INC.
                         (A DEVELOPMENT STAGE COMPANY)

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                                            LIGHTSEEK    PRO FORMA
                                                             LIMITED     ADJUSTMENTS    PRO FORMA
                                                            ---------    -----------    ---------
Revenues.................................................   $  21,945      $    --      $  21,945
Cost of sales............................................      22,025           --         22,025
                                                            ---------      -------      ---------
     Gross profit........................................         (80)          --            (80)
Operating expenses.......................................      25,193           --         25,193
                                                            ---------      -------      ---------
Net (loss)...............................................   $ (25,273)     $    --      $ (25,273)
                                                            =========      =======      =========

                                     ALTERNATE PROSPECTUS PAGE--PROSPECTUS COVER

             SUBJECT TO COMPLETION, DATED                   , 2000

PROSPECTUS


                              VERTICALBUYER, INC.
                         717,486 SHARES OF COMMON STOCK
                            75,000 CLASS D WARRANTS



     In this distribution, CSP, Inc. will distribute 717,486 of its shares of our common stock on a pro rata basis to the holders of CSPI common stock and 75,000 of our Class D warrants on a pro rata basis to the holders of CSPI's stock options. If you are a holder of CSPI common stock, you will receive 0.2 shares of our common stock for each share of CSPI common stock that you held at the close of business on July 7, 2000, the record date for the distribution. If you are a holder of CSPI stock options, you will receive our Class D warrants to purchase 0.186343 shares of our common stock for each share of CSPI common stock issuable upon exercise of CSPI stock options that you held at the close of business on July 7, 2000. CSPI may be deemed a statutory underwriter with respect to the distribution of these shares and Class D warrants offered to CSPI's securityholders.


     We are sending you this prospectus to describe the distribution. We expect
the distribution to occur on            , 2000. On or shortly after the
           , 2000 distribution date:

     o holders of record of CSPI common stock on the record date will receive a certificate for their proportionate number of shares of VerticalBuyer common stock; and

     o holders of record of CSPI stock options on the record date will receive a certificate for their proportionate number of VerticalBuyer Class D warrants.

     No general stockholder vote is required for the distribution to occur. No stockholder action is necessary for you to receive the shares of our common stock or Class D warrants to which you are entitled in the distribution. This means that:

     o you do not need to pay any consideration to CSPI or to VerticalBuyer;

     o you do not need to surrender any shares of CSPI common stock to receive your shares of our common stock; and

     o you do not need to surrender any CSPI stock options to receive your Class D warrrants.


     Before                   , 2000, there was no trading market for our common
stock. On that date, trading of shares of our common stock on a "when issued" basis began. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol "VERB."


     AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 6.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus is                   , 2000.

                                                 ALTERNATE PROSPECTUS     PAGE 2

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
Prospectus Summary.........................................................................................      3
Risk Factors...............................................................................................      6
Cautionary Note Regarding Forward Looking Information......................................................     15
Use of Proceeds............................................................................................     16
Capitalization.............................................................................................     16
Dividend Policy............................................................................................     16
Management's Discussion and Analysis of Financial Condition
  and Results of Operations................................................................................     17
Business...................................................................................................     20
  Our Business.............................................................................................     20
  Our Strategy.............................................................................................     21
  Our Websites.............................................................................................     21
  Marketing................................................................................................     23
  Competition..............................................................................................     23
  Employees................................................................................................     23
  Facilities...............................................................................................     23
Management.................................................................................................     24
Certain Related Party Transactions.........................................................................     27
Principal Stockholders.....................................................................................     27
Description of Securities..................................................................................     29
The Distribution...........................................................................................     32
Federal Income Tax Considerations..........................................................................     33
Shares Eligible for Future Sale............................................................................     35
Where You Can Find More Information........................................................................     35
Legal Proceedings..........................................................................................     35
Legal Matters..............................................................................................     35
Experts....................................................................................................     35
Index to Financial Statements..............................................................................     36
Financial Statements.......................................................................................    F-1

                            ------------------------

     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor distribution of the securities means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

                                                 ALTERNATE PROSPECTUS     PAGE 4

                                THE DISTRIBUTION

     The following is a brief summary of the terms of the distribution:


Distributing Company............................  CSP, Inc. After the distribution, CSPI will own 1,282,514 shares of our common stock, a Class A warrant to purchase up to
                                                  1,000,000 shares of our common stock, a Class B warrant to purchase up to 1,000,000 shares of our common stock and a
                                                  Class C warrant to purchase up to 1,000,000 shares of our
                                                  common stock.

Distributed Company.............................  VerticalBuyer, Inc.

Shares of common stock to be distributed........  717,486 shares of VerticalBuyer common stock

Class D warrants to be distributed..............  Class D warrants to purchase up to 75,000 shares of Vertical
                                                  Buyer common stock

Exercise price of Class D warrants..............  $1.00 per share

Distribution Ratio:

  For our common stock..........................  0.2 shares of our common stock for each share of CSPI common stock that you hold at the close of business on July 7, 2000.

  For our Class D warrants......................  0.186343 Class D warrants for each share of CSPI common stock that you may purchase under stock options you hold at the close of business on July 7, 2000.

Record Date.....................................  July 7, 2000 (close of business)

Distribution Date...............................  September   , 2000

Proposed OTC Bulletin Board symbol..............  "VERB"

Trading Market..................................  Before September   , 2000, there was no trading market for our
                                                  common stock. On that date, trading of shares of our common stock on a "when issued" basis began.

Delivery of Shares
  VerticalBuyer Common Stock....................  CSPI will distribute VerticalBuyer common stock share certificates to each record holder of CSPI common stock at the close of business on the record date representing the number of whole shares such holder receives in the distribution. If you hold your shares of CSPI common stock through a stockbroker, bank or other nominee, then you are not a record holder of those shares and your broker, bank or nominee will receive the shares in the distribution on your behalf.

  VerticalBuyer Class D Warrants................  CSPI will distribute VerticalBuyer Class D warrant certificates to each record holder of CSPI stock options at the close of business on the record date representing the number of Class D warrants such holder receives in the distribution.

Tax Consequences................................  Generally, you will be subject to tax at ordinary income rates on the fair market value of our shares or Class D warrants that you receive in the distribution.

Distribution Agent and Transfer Agent...........  The distribution agent and the transfer agent for our common stock is Continental Stock Transfer & Trust Company. We will distribute the Class D warrants.

Use of Proceeds.................................  There will be no proceeds from the distribution of our common stock. We will use the proceeds from the exercise of the
                                                  Class D warrants for working capital and general corporate purposes.

                                                ALTERNATE PROSPECTUS     PAGE 32

                                THE DISTRIBUTION

THE INVESTMENT BY CSPI

     In March 2000, we sold to CSPI, for $2,000,000:

     o 2,000,000 shares of our common stock to CSPI,

     o a Class A warrant to purchase up to 1,000,000 shares of our common stock,

     o a Class B warrant to purchase up to 1,000,000 shares of our common stock,

     o a Class C warrant to purchase up to 1,000,000 shares of our common stock, and

     o 75,000 Class D warrants, each Class D warrant to purchase one share of our common stock.

DESCRIPTION OF THE DISTRIBUTION OF VERTICALBUYER COMMON STOCK


     CSPI will effect the distribution on or about September   , 2000 by
distributing on a pro rata basis a portion of the shares of VerticalBuyer common stock that it owns (717,483 shares) to holders of record of CSPI common stock at the close of business on July 7, 2000, the record date for the distribution.


     Based on the total number of shares of CSPI common stock outstanding at the close of business on the record date for the distribution (3,587,415 shares), each record holder of CSPI common stock will receive 0.2 shares of our common stock for each share of CSPI common stock held at the close of business on the record date.

DESCRIPTION OF THE DISTRIBUTION OF VERTICALBUYER CLASS D WARRANTS


     At the same time, CSPI will effect the distribution on or about September , 2000 by distributing on a pro rata basis all of the VerticalBuyer Class D warrants that it owns (75,000 Class D warrants) to holders of record of CSPI stock options at the close of business on July 7, 2000, the record date for the distribution.



     Based on the total number of shares of CSPI common stock issuable upon exercise of outstanding CSPI stock options at the close of business on the record date for the distribution (402,484 shares), each record holder of CSPI stock options will receive 0.186343 Class D warrants for each share of CSPI common stock issuable upon exercise of each outstanding stock option held at the close of business on the record date.


DELIVERY OF CERTIFICATES


     We expect the distribution to occur on September   , 2000. On or shortly
after the September   , 2000 distribution date:


     o holders of record of CSPI common stock on the record date will receive a certificate for their proportionate number of shares of VerticalBuyer common stock; and

     o holders of record of CSPI stock options on the record date will receive a certificate for their proportionate number of VerticalBuyer Class D warrants.

     No general stockholder vote is required for the distribution to occur. No stockholder action is necessary for you to receive the shares of our common stock or Class D warrants to which you are entitled in the distribution. This means that:

     o you do not need to pay any consideration to CSPI or to VerticalBuyer;

     o you do not need to surrender any shares of CSPI common stock to receive your shares of our common stock; and

     o you do not need to surrender any CSPI stock options to receive your Class D warrrants.


     Fractional shares will be rounded up to whole shares for holders who would otherwise receive fractional shares. Fractional Class D warrants of 0.5 or greater will be rounded up to whole Class D warrants and fractional Class D warrants of less than 0.5 will be rounded down to whole Class D warrants.



     You will receive one or more certificates for all whole shares of VerticalBuyer common stock or Class D warrants that you are entitled. Continental Stock Transfer & Trust Company, our transfer agent, will

                                                ALTERNATE PROSPECTUS     PAGE 33


mail you certificates representing your proportionate number of whole shares of our common stock and we will mail you certificates representing your proportionate number of whole Class D warrants as soon after the distribution date as practicable.



     For those holders of CSPI common stock who hold their shares through a broker, bank or other nominee, you will receive credit for the shares of our common stock to the accounts of those nominees who are registered holders, who, in turn, will credit their customers' accounts with our common stock. We and CSPI anticipate that brokers, banks and other nominees will generally credit their customers' accounts with VerticalBuyer common stock on or shortly after
September   , 2000.



INDEMNIFICATION OF CSPI



     CSPI may be deemed a statutory underwriter with respect to our common stock and Class D warrants being distributed to the stockholders and stock option holders of CSPI. CSPI will not receive any compensation from us or any other person with respect to this distribution, including any underwriting discounts or commissions. CSPI, however, will have the right to seek indemnification from us regarding its agreement to accept underwriter liability with respect to the shares and Class D warrants included in the distribution.


                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a brief discussion of the material United States federal income tax consequences regarding the distribution of our common stock. This discussion does not consider the specific circumstances of any particular investors, some of which may be subject to special rules. This summary is based on the tax laws of the United States as in effect on the date of this prospectus, which are subject to change or changes in interpretation, possibly with retroactive effect.

     You are urged to consult with your tax advisor concerning the consequences of the distribution and the ownership and sale of our common stock and the ownership and exercise of our Class D warrants under federal, state, local and foreign tax laws, including the effect of possible changes in tax law.

U.S. STOCKHOLDERS

     If you are a U.S. stockholder, you will include the fair market value of the shares of our common stock received in the distribution in gross income as ordinary dividend income only to the extent of your share of CSPI's current or accumulated tax earnings and profits through the end of CSPI's 2000 tax year. Although CSPI does not expect that it will have any accumulated earnings and profits at the end of its 2000 tax year, CSPI expects that it will have sufficient current earnings and profits so that a substantial part of the distribution will be a taxable dividend. The exact amount of CSPI's earnings and profits depends upon a variety of factors and cannot be determined until the end of its 2000 tax year. To the extent the value of our common stock on the distribution date exceeds CSPI's per share earnings and profits, if you are a U.S. stockholder, you will be required to reduce your basis in your shares of the CSPI common stock by the excess. If you are a U.S. stockholder and your basis in your shares of CSPI common stock is reduced to zero, you will recognize capital gain equal to the amount of any remaining value of our common stock that you receive. Your holding period in our common stock will begin on the day after the distribution date.


     A U.S. stockholder that is a corporation will, subject to generally applicable limitations, be entitled to a dividends received deduction in an amount equal to 70% of the amount of the distribution received by it that is a dividend.

                                                ALTERNATE PROSPECTUS     PAGE 34


FOREIGN STOCKHOLDERS



     If you are a foreign stockholder you will be subject to United States withholding tax equal to 30% of the gross amount to be received by you in the distribution unless the receipt of our common stock is effectively connected with the foreign stockholder's United States trade or business or you, if you are a foreign stockholder, are eligible for a lower rate under an applicable treaty. A foreign stockholder who is subject to withholding tax upon the distribution may file a claim for refund to the extent of the withholding tax that has been imposed on the portion of the distribution representing amounts in excess of our current and accumulated tax earnings and profits.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law provides for the indemnification of the officers, directors and corporate employees and agents of VerticalBuyer, Inc. (the "Registrant") under certain circumstances as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

     (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses including attorneys' fees incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

     Articles Ninth and Tenth of the Registrant's certificate of incorporation provide as follows:

                                     NINTH

     The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph
(7) of subsection (b) of Section 102 of the Delaware General Corporation Law, as the same may be amended and supplemented.

                                     TENTH

     The Corporation shall, to the fullest extent permitted by the provisions of
Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Article XII of the Registrant's by-laws provides as follows:

ARTICLE XII--INDEMNIFICATION OF DIRECTORS AND OFFICERS

     1. Indemnification. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was lawful.

     2. Derivative Action. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in the corporation's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation.

     3. Successful Defense. To the extent that a director, trustee, officer, employee or agent of the corporation has been successful, on the merits or otherwise, in whole or in part, in defense of any action, suit or proceeding referred to in paragraphs 1 and 2 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     4. Authorization. Any indemnification under paragraph 1 and 2 above (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in paragraph 1 and 2 above. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (b) by independent legal counsel (selected by one or more of the directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (c) by the stockholders. Anyone making such a determination under this paragraph 4 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

     5. Advances. Expenses incurred in defending civil or criminal actions, suits or proceedings shall be paid by the corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in paragraph 4 above upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be determined by the corporation that the payment of expenses is authorized in this Section.

     6. Nonexclusivity. The indemnification provided in this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, by-law, agreement, vote of stockholders or disinterested director or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall insure to the benefit of the heirs, executors, and administrators of such a person.

     7. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

     8. "Corporation" Defined. For purpose of this action, references to the "corporation" shall include, in addition to the corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, trustees, officers, employees or agents, so that any person who is or was a director, trustee, officer, employee or agent of such of constituent corporation will be considered as if such person was a director, trustee, officer, employee or agent of the corporation.

ITEM 25. EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission Registration Fee............................   $  1,392.60
Legal Fees.....................................................................     80,000.00
Accounting Fees................................................................     20,000.00
Printing and Engraving.........................................................     10,000.00
Blue Sky Qualification Fees and Expenses.......................................     30,000.00
Transfer Agent Fee.............................................................     10,000.00
Miscellaneous..................................................................      3,607.40
                                                                                  -----------
       Total...................................................................   $155,000.00
                                                                                  ===========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     The Registrant purchased all the issued and outstanding capital stock of Lightseek Limited from four individuals, including Tim Rosen, President, and Leslie Kent, Chief Financial Officer, having a book value as of December 31, 1999 of $(23,658) in exchange for an aggregate of 14,250,000 shares of its common stock in February, 2000, and issued 375,000 shares of its common stock in exchange for consulting services. In March, 2000, the Registrant issued 2,000,000 shares of its common stock and 3,075,000 common stock purchase warrants for $2,000,000 to CSP Inc. and 150,000 warrants to certain consultants. The warrants are exercisable at $1.00. In March, 2000, the Registrant also issued 1,250,000 options to 10 persons, including, Tim Rosen, President, Leslie Kent, Chief Financial Officer, Joseph Donahue, a Director and Alexander Lupinetti, a Director (each of whom received 250,000 options) pursuant to its Year 2000 Option Plan. The options are exercisable at $1.00 for a period of three years. In August 2000, the Registrant issued 50,000 shares of common stock in connection with legal services rendered to the Registrant.

     These securities were sold under the exemption from registration provided by Section 4(2) of the Securities Act. Neither the Registrant nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

ITEM 28. UNDERTAKINGS.

     The Registrant undertakes:

          (1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement (the "Registration Statement"):

             (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933 (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this registration statement, including (but not limited to) the addition of an underwriter.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS OF FILING ON FORM SB-2 AND AUTHORIZED THIS THIRD AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN NEW YORK, NEW YORK ON SEPTEMBER 14, 2000.


                                          VERTICALBUYER, INC.


                                          By:        /s/ TIM ROSEN
                                              ----------------------------------
                                                         Tim Rosen
                                                       President and
                                                  Chief Executive Officer


                                                    /s/ LESLIE KENT
                                              ----------------------------------
                                                        Leslie Kent
                                                  Chief Financial Officer


     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRATION STATEMENT WAS SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED.


                   SIGNATURE                                    TITLE                          DATED
------------------------------------------------  ----------------------------------   ----------------------
                 /s/ TIM ROSEN                    President, Treasurer, Director           September 14, 2000
------------------------------------------------
                   Tim Rosen


                /s/ LESLIE KENT                   Chief Financial Officer,                 September 14, 2000
------------------------------------------------  Secretary, Director
                  Leslie Kent


               /s/ JOSEPH DONAHUE                 Director                                 September 14, 2000
------------------------------------------------
                 Joseph Donahue


            /s/ ALEXANDER LUPINETTI               Director                                 September 14, 2000
------------------------------------------------
              Alexander Lupinetti

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER      DESCRIPTION
 -------     -----------
    3.1       --   Certificate of Incorporation(1)
    3.2       --   Amendment to the Certificate of Incorporation(1)
    3.3       --   By-Laws(1)
    4.1       --   Specimen Certificate of Common Stock(1)
    4.2       --   Form of "A" Warrant(1)
    4.3       --   Form of "B" Warrant(1)
    4.4       --   Form of "C" Warrant(1)
    4.5       --   Form of "D" Warrant(1)
    5.1       --   Form of Opinion of Counsel(2)
   10.1       --   Securities Purchase and Facilities Agreement(1)
   10.2       --   Registration Rights Agreement(1)
   10.3       --   Voting Agreement(1)
   10.4       --   Nonstatutory Stock Option Plan*
   21.1       --   List of Subsidiaries(2)
   23.1       --   Accountant's Consent*
   23.2       --   Counsel's Consent to Use Opinion (included in Exhibit 5.1)
   27.1       --   Financial Data Schedule(2)


------------------
(1) Previously submitted with registration statement on Form SB-2 on April 5,
    2000


(2) Previously submitted with registration statement on Form SB-2/A-2 on August 22, 2000



 * Submitted herewith